UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement.
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
☑	Definitive Proxy Statement.
☐	Definitive Additional Materials.
☐	Soliciting Material Pursuant to §240.14a-12.
LIFEPOINT HOSPITALS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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LifePoint Hospitals, Inc.
Notice of 2007
Annual Meeting of Stockholders
and Proxy Statement

103 Powell Court, Suite 200
Brentwood, Tennessee 37027
April 2, 2007
Dear Stockholders:
     It is my pleasure to invite you to attend the 2007 Annual Meeting of Stockholders (the “Annual Meeting”) of LifePoint Hospitals, Inc. (the “Company”), which is to be held on Tuesday, May 8, 2007 at 3:00 p.m. local time at 511 Union Street, Suite 2700, Nashville, Tennessee 37219. The following pages contain the formal notice of the Annual Meeting and the Company’s Proxy Statement which describe the specific business to be considered and voted upon at the Annual Meeting.
     The Annual Meeting will be simultaneously broadcast over the Internet. The listen-only webcast of the Annual Meeting will be available on the “Investor Information – News Releases” section of the Company’s website, www.lifepointhospitals.com, and will be available for replay for 30 days after the Annual Meeting.
     It is important that your shares be represented at the Annual Meeting. Whether or not you expect to attend in person, the Company would greatly appreciate your efforts to return the proxy card in the enclosed postage-paid envelope as soon as possible. If you decide to attend the Annual Meeting, you may withdraw your proxy should you wish to vote in person.
     We look forward to seeing you at the Annual Meeting.
Sincerely yours,
WILLIAM F. CARPENTER III
President and Chief Executive Officer

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS

DATE AND TIME:	Tuesday, May 8, 2007 at 3:00 p.m. local time

PLACE:	511 Union Street, Suite 2700, Nashville, Tennessee 37219

WEBCAST:	You can access the live listen-only webcast of the Annual Meeting on our website at www.lifepointhospitals.com in the “Investor Information – News Releases” section.

ITEMS OF BUSINESS:	• Elect two nominees as Class II directors of the Company;

• Ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2007;

• Consider a non-binding stockholder proposal regarding declassification of the Company’s Board of Directors, if presented at the Annual Meeting; and

• Transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

The enclosed Proxy Statement contains more information regarding matters to be voted on at the Annual Meeting. Please read the Proxy Statement carefully.

WHO MAY VOTE:	You can vote if you were a stockholder of record at the close of business on March 16, 2007. Your shares can be voted at the meeting only if you are present or represented by a valid proxy.

PROXY VOTING:	Your vote is important. Please vote as soon as possible in one of these ways, even if you plan to attend the meeting:

• By Internet – visit the website on the proxy card or in your e-mail notice;

• By Telephone – use the toll-free number on the proxy card; or

• By Mail – mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope.

You may also submit a ballot at the Annual Meeting on May 8, 2007.

ADMISSION:	Stockholders who owned the Company’s common stock as of the record date will be admitted to the Annual Meeting with verification of stock ownership, such as your account statement.
By Order of the Board of Directors of the Company,
PAUL D. GILBERT
Senior Vice President, General Counsel and Secretary;
Corporate Governance Officer
April 2, 2007

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT VOTING AND THE ANNUAL MEETING	1

GOVERNANCE OF THE COMPANY AND PRACTICES OF THE BOARD OF DIRECTORS	6
Corporate Governance Philosophy	6
Standards of Independence for the Company’s Board of Directors	6
Independence of Directors	6
Independence of Committee Members	6
Certain Relationships and Related Transactions	7
Director Nomination Process	7
Director Attendance at Board, Committee and Annual Meetings	8
Executive Sessions of the Board	8
Committees of the Board of Directors	8
Compensation Committee Interlocks and Insider Participation	10
Stockholder Communication with the Board of Directors	10

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE REPORT	11

AUDIT AND COMPLIANCE COMMITTEE REPORT	13

FEES AND SERVICES OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	16
Fees Paid to the Independent Registered Public Accounting Firm	16
Pre-approval of Services Performed by the Independent Registered Public Accounting Firm	16

COMPENSATION COMMITTEE REPORT	17

COMPENSATION DISCUSSION AND ANALYSIS	18
Overview	18
Process	20
Components of Compensation	21
Compensation of the Individual Named Executive Officers	24
Conclusion	26

COMPENSATION OF EXECUTIVE OFFICERS	27
Executive Officers of the Company	27
Summary Compensation Table	28
Grants of Plan-Based Awards	31
Outstanding Equity Awards at Fiscal Year-End	32
Option Exercises and Stock Vested	33
Potential Payments upon Termination or Change-in-Control	33

COMPENSATION OF DIRECTORS	38

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	41

PROPOSAL 1: ELECTION OF DIRECTORS	44

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	47
Required Vote	47

PROPOSAL 3: NON-BINDING STOCKHOLDER PROPOSAL REGARDING DECLASSIFICATION OF THE COMPANY’S BOARD OF DIRECTORS	48
Stockholder Proposal	48
Supporting Statement	48
Statement in Opposition to Non-Binding Stockholder Proposal	48

GENERAL INFORMATION	50
Section 16(a) Beneficial Ownership Reporting Compliance	50
Stockholder Nominations and Proposals for the 2008 Proxy Statement	50
Other Business for Presentation at the 2008 Annual Meeting	50
Other Available Information	50

i

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT VOTING AND THE ANNUAL MEETING
What is the purpose of this Proxy Statement?
     This Proxy Statement is furnished to the holders of common stock (“Common Stock”) of LifePoint Hospitals, Inc. (the “Company”) in connection with the solicitation by the Board of Directors of the Company of proxies to be voted at the Annual Meeting to be held on Tuesday, May 8, 2007 at 3:00 p.m. local time at 511 Union Street, Suite 2700, Nashville, Tennessee 37219, and at any adjournments or postponements thereof.
     This Proxy Statement and the accompanying proxy card are first being mailed to Company stockholders on or about April 2, 2007.
Who is entitled to vote on the matters discussed in the Proxy Statement?
     You are entitled to vote if you were a stockholder of record as of the close of business on March 16, 2007. On such date, there were 57,369,518 shares of Common Stock outstanding. Your shares can be voted at the meeting only if you are present or represented by a valid proxy.
What proposals will require my vote?
     You are being asked to vote on the following:
•	the election of two nominees as Class II directors of the Company (Proposal 1);

•	the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2007 (Proposal 2);

•	a non-binding stockholder proposal regarding declassification of the Company’s Board of Directors (Proposal 3); and

•	any other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
How does the Board of Directors recommend that I vote?
     The Board recommends that you vote:
•	“FOR” the election of the two nominees nominated by the Board of Directors as Class II directors of the Company (Proposal 1);

•	“FOR” the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2007 (Proposal 2); and

•	“AGAINST” the non-binding stockholder proposal regarding declassification of the Company’s Board of Directors (Proposal 3).
How can I vote?
     You can vote prior to the meeting by proxy using the Internet, by telephone or by mail, as discussed below. You can also vote in person by completing a ballot at the Annual Meeting. Even if you plan to attend the meeting, we encourage you to vote your shares as soon as possible by proxy.
How do I vote by proxy?
     Please follow the instructions on the enclosed proxy card.
     Vote by Internet: You can vote your shares using the Internet. With the enclosed proxy card in hand, go to the website indicated on the proxy card and follow the instructions. Internet voting is available 24 hours a day, seven days a week until the date set forth on your proxy card. You will be given the opportunity to confirm that your instructions have been properly recorded. If you vote on the Internet, you do NOT need to return your proxy card.
     Vote by Telephone: You can vote your shares by telephone if you have a touch-tone phone. With the enclosed proxy card in hand, call the toll-free telephone number shown on the proxy card and follow the instructions. Telephone voting is available 24 hours a day, seven days a week until the date set forth on your proxy card. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. If you vote by telephone, you do NOT need to return your proxy card.
     Vote by Mail: If you prefer to vote by mail, mark the enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided. If you sign the proxy card but do not specify how you want your shares to be voted, your shares will be voted by the proxy designee(s) selected by the Company in favor of the election of all of the director nominees nominated by the Board of Directors and in accordance with the directors’ recommendations on the other proposals listed on the proxy card. All properly executed proxy cards received before the polls are closed at the Annual Meeting, and not revoked or superseded, will be voted at the Annual Meeting in accordance with the instructions indicated by those proxy cards.
     If you are a current or former employee of the Company participating in the LifePoint Hospitals, Inc. Retirement Plan (the “Retirement Plan”), please refer to “Can I vote the shares I own under the Retirement Plan?” on page 3 for a discussion regarding the voting of such shares.
     If you hold your shares of Common Stock in “street name” (that is, you hold your shares through a broker, bank or other nominee), your ability to vote by telephone or the Internet depends on the voting processes of the broker, bank or other nominee. Please carefully follow the instructions provided by your broker, bank or nominee with or on the voting instruction form or proxy card.
Can I change my mind after I vote?
     If you vote by proxy, you can revoke that proxy at any time before it is voted at the meeting. You can do this in any of the following ways:
•	vote again on the Internet or by telephone prior to the meeting using the instructions on your proxy card;

•	deliver a written notice of the revocation to the Corporate Secretary of the Company at 103 Powell Court, Suite 200, Brentwood, Tennessee 37027 prior to the meeting and submit a valid proxy with a later date; or

•	attend the meeting in person and vote in person by written ballot.
     If you hold your shares of Common Stock in street name, you must follow the instructions provided by your broker, bank or nominee to change your vote.
How will a proposal or other matter that was not included in the Proxy Statement be handled for voting purposes if it comes up at the Annual Meeting?
     If any matter that is not described in this Proxy Statement should properly come before the meeting, the proxy designee(s) selected by the Company (as set forth on the proxy card) will vote all shares of Common Stock represented by proxy in accordance with their best judgment. At the time of the printing of this Proxy Statement, we were not aware of any other matters that might be presented for stockholder action at the Annual Meeting.
What constitutes a quorum for the Annual Meeting?
     A majority of the shares of Common Stock entitled to vote, represented in person or by proxy, is required to constitute a quorum. If a quorum is not present at the time of the Annual Meeting, the stockholders entitled to vote, present in person or represented by proxy, shall have the power to adjourn the Annual Meeting until a quorum shall be present or represented by proxy. The Annual Meeting may be adjourned from time to time, whether or not a quorum is present, by the affirmative vote of a majority of the votes present and entitled to be cast at the Annual Meeting, by the officer of the Company presiding over the Annual Meeting or by the Board of Directors.
What vote is required to approve each proposal?
     Election of Directors: If a quorum is present, directors are elected by a plurality of the votes cast by the shares of Common Stock entitled to vote at the Annual Meeting. The Company’s amended and restated certificate of incorporation (the “Certificate of Incorporation”) does not provide for cumulative voting and, accordingly, the stockholders do not have cumulative voting rights with respect to the election of directors. Consequently, each stockholder may cast one vote per share of Common Stock held of record with respect to each nominee. Unless a proxy specifies otherwise, the persons named in the proxy will vote the shares covered thereby FOR the nominees designated by the Board of Directors. Should any nominee become unavailable for election, an event not now anticipated, shares covered by a proxy will be voted for a substitute nominee recommended by the Corporate Governance and Nominating Committee and selected by the current Board of Directors.
     Ratification of the Selection of the Independent Registered Public Accounting Firm: Stockholder ratification of the Audit and Compliance Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm is not required by the Second Amended and Restated By-Laws of the Company (the “By-Laws”) or otherwise; however, the Board of Directors has elected to submit the selection of Ernst & Young LLP to the Company’s stockholders for ratification. If a quorum is present, approval of this proposal requires the affirmative vote of a majority of the shares of Common Stock present, in person or represented by proxy, at the Annual Meeting and entitled to vote.
     Non-Binding Stockholder Proposal Regarding Declassification of the Company’s Board of Directors: If a quorum is present, the By-Laws provide that the affirmative vote of the holders of a majority of the voting power of the issued and outstanding shares of our Common Stock entitled to vote, whether present in person, or represented by proxy, shall be required to approve this proposal.
How will voting on any other business be conducted?
     We are not aware of any business to be conducted at the Annual Meeting other than the matters described in this Proxy Statement. If any other business is properly brought before the meeting, your signed proxy card gives authority to William F. Carpenter III, our President and Chief Executive Officer (the “CEO”), and Paul D. Gilbert, our Senior Vice President, General Counsel and Secretary, or either of them, with full power of substitution, to vote on such matters at their discretion. All such other matters properly brought before the meeting shall be approved upon the affirmative vote of a majority of the shares of Common Stock entitled to vote at the Annual Meeting.
How many votes per share do I have?
     Each share of the Common Stock represented at the Annual Meeting is entitled to one vote on each matter properly brought before the meeting. All shares entitled to vote and represented by properly executed proxies received before the polls are closed at the Annual Meeting, and not revoked or superseded, will be voted at the Annual Meeting in accordance with the instructions indicated by those proxies.
Can I vote the shares I own under the Retirement Plan?
     In accordance with the Retirement Plan, the shares held under that plan are voted at the direction of our Retirement Plan Committee, which is made up of certain members of our management. Even though participants in the Retirement Plan receive this Proxy Statement, the Retirement Plan Committee, and not individual participants, will vote shares held under the Retirement Plan.
What is the difference between a registered stockholder and a beneficial holder of shares?
     If your Common Stock is registered directly in your name with our transfer agent, National City Bank, N.A., you are considered a “registered stockholder” with respect to those shares. If this is the case, the proxy materials have been sent or provided directly to you by the Company.
     If your Common Stock is held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, the proxy materials have been forwarded to you by your brokerage firm, bank or other nominee, or their agent which is considered the stockholder of record with respect to these shares. As the beneficial holder, you have the right to direct your broker, bank or other nominee how to vote your shares by using the voting instruction form or proxy card included in the proxy materials, or by voting via telephone or the Internet. Follow the voting instructions provided by your brokerage firm, bank or other nominee, or their agent.
How are my shares voted if I am a beneficial holder and I do not return voting instructions?
     Your shares may be voted if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. Brokerage firms have the authority, under the rules of the New York Stock Exchange, to vote shares on certain “routine” matters for which their customers do not provide voting instructions by the tenth day before the meeting. The election of directors and the ratification of the selection of Ernst & Young, LLP as the independent registered public accounting firm of the Company are considered routine matters, and the non-binding stockholder proposal regarding declassification of the Company’s Board of Directors will not be considered a routine matter. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial holder of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This event is called a “broker non-vote.” In tabulating voting for the election of directors, which is determined based on the plurality of the votes cast, shares that are subject to broker non-votes will not be considered as voted for any nominee or withheld. Because ratification of the selection of Ernst & Young, LLP as our independent registered public accounting firm and approval of the non-binding stockholder proposal will be decided by the affirmative vote of a majority of the shares of Common Stock present at the meeting and entitled to vote, broker non-votes on either of these proposals will have the effect of a vote against these proposals at the Annual Meeting, assuming that a quorum is obtained.
What happens if I abstain from voting?
     If your shares are represented at the Annual Meeting, in person or by proxy, but you abstain from voting on a matter, or include instructions in your proxy to abstain from voting on a matter, your shares will be counted for the purpose of determining if a quorum is present. If you abstain from voting on the election of directors, your abstention will have no effect on the outcome. If you abstain from voting on the ratification of Ernst & Young LLP as our independent registered public accounting firm, your abstention will have the same effect as a vote against the proposal. If you abstain from voting on the non-binding stockholder proposal, your abstention will have the same effect as a vote against the proposal.
What do I need to do if I want to attend the Annual Meeting?
     You do not need to make a reservation to attend the Annual Meeting. Please note, however, that you will need to demonstrate that you are a Company stockholder to be admitted to the meeting. If you plan to attend the Annual Meeting, you must hold your shares of Common Stock in your own name or bring a copy of a brokerage statement reflecting your ownership of our Common Stock as of the record date, and you must bring a form of personal photo identification with you in order to be admitted. We reserve the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification.
     Stockholders of record can vote in person at the Annual Meeting. If you are not a stockholder of record, you must obtain a proxy, executed in your favor, from the record holder of your shares of Common Stock to be able to vote in person at the Annual Meeting.
How can I participate if I am unable to attend the Annual Meeting?
     If you are unable to attend the Annual Meeting in person, we invite you to listen to the live webcast of the Annual Meeting on our website at www.lifepointhospitals.com in the “Investor Information – News Releases” section. The live broadcast will begin at 3:00 p.m., Central Time, on May 8, 2007 and a 30-day online replay will be available approximately one hour following the conclusion of the live broadcast.
What is “householding” and how does it affect me?
     Householding is a program, approved by the Securities and Exchange Commission (the “SEC”), that permits companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for annual reports and proxy statements sent to multiple stockholders of record who have the same address by delivering a single annual report and proxy statement to that address. Householding is designed to reduce a company’s printing costs and postage fees. Brokers with account holders who are stockholders of the Company may be householding the Company’s proxy materials. If your household participates in the householding program, you will receive an envelope containing one set of proxy materials and a separate proxy card for each stockholder account in the household. Please vote all proxy cards enclosed in the package.
     If you are a beneficial holder, you can request information about householding from your broker, bank or other nominee.

What does it mean if I receive more than one package of proxy materials?
     If you receive more than one set of stockholder proxy materials, this means that you have multiple accounts holding the Common Stock with brokers and/or our transfer agent. Please vote all of your shares by voting the proxy card included in each package. Additionally, to avoid receiving multiple sets of materials in the future, we recommend that you contact your broker and/or our transfer agent to consolidate as many accounts as possible under the same name and address. If you are a beneficial holder, please call your broker for instructions.
     Can I view the Proxy Statement and Annual Report over the Internet instead of receiving them in the mail?
     The Notice of Annual Meeting and Proxy Statement are available on our website at www.lifepointhospitals.com in the “Investor Information – SEC Filings” section. The 2006 Annual Report is available on our website in the “Investor Information – Financial Reports” section. Instead of receiving copies of our Proxy Statement and Annual Report materials by mail for annual meetings of stockholders held after 2007, stockholders will be able to receive proxy materials online under new SEC rules. Opting to receive your proxy materials online will save us the cost of producing and mailing documents to your home or business and also will give you an electronic link to the proxy voting site.
     Stockholders of Record: If you vote on the Internet at the website indicated on the proxy card, simply follow the prompts for enrolling in the electronic proxy delivery service.
     Beneficial Owners: If you hold your shares in a brokerage account, you also may have the opportunity to receive copies of these documents electronically. Please check the information provided in the proxy materials mailed to you by your broker, bank or other holder of record regarding the availability of this service.
Who will tabulate and certify the vote?
     Representatives of Corporate Election Services will serve as the independent inspector of elections and will tabulate and certify the vote.
Who pays the expenses of the Annual Meeting?
     The Company will pay all expenses of the Annual Meeting, including any cost for the solicitation of proxies. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other electronic means. They will not be paid additional remuneration for their efforts. The Company may reimburse persons holding shares in their names for others, or holding shares for others who have the right to give voting instructions, such as brokers, banks, fiduciaries and nominees, for such persons’ reasonable expenses in forwarding the proxy materials to their principals.

GOVERNANCE OF THE COMPANY AND PRACTICES OF THE BOARD OF DIRECTORS
Corporate Governance Philosophy
     The Company’s Code of Conduct provides guidance to all employees and assists in carrying out the Company’s daily activities with appropriate ethical and legal standards. The Code of Conduct governs all of the Company’s employees, including the Company’s CEO and senior officers. The Company has taken a number of additional steps to promote and protect the interests of stockholders. In response to the requirement of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) that each public company disclose whether it has adopted a code of ethics for senior financial officers, the Company’s Board of Directors adopted the Code of Ethics for Senior Financial Officers and the Chief Executive Officer (the “Code of Ethics”). The Company’s Code of Ethics specifically addresses the specific role of these officers in corporate governance. The Code of Ethics incorporates principles to which these officers are expected to adhere and which they are expected to advocate. Many of the topics covered in the Code of Ethics are also addressed in the Company’s Code of Conduct, and each of the officers subject to the Code of Ethics is subject to, and has agreed to abide by, the Code of Conduct.
     The Company takes its corporate governance responsibilities very seriously and has adopted Corporate Governance Standards for the Company and appointed a Corporate Governance Officer. The Company has published the Corporate Governance Standards in the “Corporate Governance” section of the Company’s website at www.lifepointhospitals.com. In addition, the Company has published its Code of Conduct, Code of Ethics and Board committee charters on the “Corporate Governance” section of its website.
     The Company’s Corporate Governance and Nominating Committee regularly reviews corporate governance developments and adopts appropriate practices as warranted. During 2006, the role of Chairman and CEO was split into two positions, and changes were implemented in the Company’s governance documents to reflect this change.
Standards of Independence for the Company’s Board of Directors
     The Company’s Corporate Governance Standards establish that a substantial majority of the Board shall be composed of independent directors. No director will be deemed independent unless the Board affirmatively determines that the director has no material relationship with the Company, directly or as an officer, stockholder or partner of an organization that has a material relationship with the Company, and meets the independence standards established by the securities exchange on which the Company’s shares are listed (currently, The NASDAQ Stock Market, LLC), and all other applicable laws, rules and regulations regarding director independence in effect from time to time. In addition to the foregoing, the Board shall consider all relevant facts and circumstances in making independence determinations.
Independence of Directors
     Historically, the Board of Directors has been comprised entirely of outside, independent directors, except for the CEO. Currently, only one director, Mr. Carpenter, is a part of management and is not independent.
Independence of Committee Members
     The Company requires that all members of the Audit and Compliance Committee, the Compensation Committee and the Corporate Governance and Nominating Committee meet the independence standards established by The NASDAQ Stock Market, LLC and all applicable laws, rules and regulations regarding director independence in effect from time to time.
     In addition, each member of the Audit and Compliance Committee must meet the criteria for independence set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (subject to the exemptions provided in Rule 10A-3(c)) and must not have participated in the preparation of the financial statements of the Company at any time during the past three years.
     Each member of the Company’s Audit and Compliance Committee must be an independent director and be free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Audit and Compliance Committee. A member of the Audit and Compliance Committee may not, other than in his or her capacity as a member of the Audit and Compliance Committee, the Board or another committee of the Board, accept any consulting, advisory or other compensatory fee from the Company or be an affiliated person of the Company or any subsidiary of the Company. In addition, the independence of an Audit and Compliance Committee member is determined according to the Marketplace Rules of The NASDAQ Stock Market, LLC.
Certain Relationships and Related Transactions
     In accordance with Company’s Corporate Governance Standards and the Code of Ethics, directors and officers of the Company shall avoid conflicts of interest with the Company. If an actual or potential conflict of interest arises for a director, the director shall promptly inform the Chairman of the Board of Directors. If an actual or potential conflict of interest arises for the Chairman of the Board of Directors, the Chairman shall promptly inform the Chair of the Corporate Governance and Nominating Committee. If a significant conflict exists and cannot be resolved, the director shall resign. All directors will recuse themselves from any discussion or decision affecting their personal, business or professional interests. The Board shall resolve any conflict of interest issue involving a director or the CEO, and the CEO shall resolve any conflict of interest issue involving any other officer of the Company.
     Pursuant to policies provided in its charter, the Audit and Compliance Committee of the Board of Directors reviews all related party transactions for potential conflicts of interest, which must be approved by the Audit and Compliance Committee or another independent body of the Board. The Audit and Compliance Committee also discusses with management, prior to the filing of the Company’s annual and quarterly reports with the SEC, any disclosure required concerning related party transactions of any type and amount and potential conflicts of interest. In addition, the Board annually assesses the outside affiliations of each director to determine if any of these affiliations could cause a potential conflict of interest or could interfere with the independence of the director based on the standards of independence set forth above. During 2006, there were no reportable related party transactions for the Company, and no related party had any reportable indebtedness to the Company or any of its subsidiaries.
Director Nomination Process
     The Certificate of Incorporation provides that the Board of Directors is to be divided into three classes of as nearly equal size as possible. Approximately one-third of the directors are elected each year. In evaluating and determining whether to nominate a candidate who is recommended for a position on the Board of Directors, the Corporate Governance and Nominating Committee considers the criteria outlined in the Company’s Corporate Governance Standards, which include the highest professional ethics, integrity and values and a commitment to representing the long-term interests of the stockholders of the Company. Nominees must also have an inquisitive and objective perspective, practical wisdom and mature judgment. Further, nominees should know how to read and understand financial statements and understand the use of financial ratios and information in evaluating the financial performance of the Company. A nominee who also serves as a senior officer of a company or in an equivalent position should not serve on more than two boards of public companies in addition to the Company, and other nominees should not serve on more than four other boards of public companies in addition to the Company. Nominees must be willing to devote sufficient time to carrying out their duties and responsibilities effectively and should be committed to serve on the Board of Directors for an extended period of time. The Board of Directors believes that its membership should reflect a diversity of experience, gender, race, ethnicity and age.
     The Corporate Governance and Nominating Committee regularly assesses the size of the Board of Directors, whether any vacancies are expected because of retirement or otherwise, and the need for particular expertise on the Board of Directors. Candidates may come to the attention of the Corporate Governance and Nominating Committee from current Board members, stockholders, professional search firms (upon request), management or other sources. The Corporate Governance and Nominating Committee reviews all candidates in the same manner regardless of the source of the recommendation. This assessment includes a review of the nominee’s judgment, experience, independence, understanding of the Company’s business or related industries, and such other factors as the Corporate Governance and Nominating Committee concludes are pertinent in light of the current needs of the Board of Directors. The Corporate Governance and Nominating Committee selects qualified nominees and proposes its recommendations to the Board of Directors.
     The By-Laws provide that nominations of persons for election as directors (other than persons nominated by or at the direction of the Board of Directors) at an annual meeting of stockholders may be made by any stockholder of record who is entitled to vote and who provides proper notice. In order for any such nomination to be proper, the notice must contain certain information concerning the nominating stockholder and the nominee and must be delivered to the Secretary of the Company at the Company’s principal executive offices not less than 90 days prior to the first anniversary of the preceding year’s annual meeting of stockholders. If, however, the date of the annual meeting is advanced more than 30 days prior to or delayed more than 60 days after such anniversary date, notice by the stockholder to be timely must be delivered not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which the public announcement of the date of such meeting is first made.
     The Corporate Governance and Nominating Committee will consider nominations by any Company stockholder of record who is entitled to vote at the applicable meeting and who has complied with the notice procedures set forth in the By-Laws. A copy of the By-Laws is available in the “Corporate Governance” section of the Company’s website, www.lifepointhospitals.com, or may be obtained by writing to the Corporate Secretary, LifePoint Hospitals, Inc., Suite 200, Brentwood, Tennessee 37027. The Corporate Governance and Nominating Committee will evaluate any director candidate nominated by stockholders according to the criteria discussed above and, based on the results of that evaluation, will determine whether to include the candidate in its recommended slate of director nominees in the proxy statement.
     In the event that the number of directors to be elected to the Board of Directors is increased, and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Company at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice, with respect to nominees for any new positions created by such increase, shall be considered timely if it is delivered not later than the close of business on the tenth day following the day on which such public announcement is first made by the Company.
     Nominations by stockholders of persons for election to the Board of Directors may be made at a special meeting of stockholders if the stockholder’s notice required by the By-Laws is delivered not later than the close of business on the later of 90 days prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.
Director Attendance at Board, Committee and Annual Meetings
     The Board of Directors held 11 meetings (including regularly scheduled and special meetings) during 2006. Directors are expected to attend all meetings of the Board of Directors, the annual meeting of stockholders and all meetings of the committees on which they serve, with the understanding that on occasion a director may be unable to attend a meeting. During 2006, all directors attended the annual meeting of stockholders and each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees on which the director served.
Executive Sessions of the Board
     Routinely, the Board of Directors meets in executive sessions in which William F. Carpenter III, the sole management director, and other members of management do not participate. The Company’s Chairman of the Board presides over the executive sessions of the Board of Directors. In 2006, the Board of Directors met in executive session at each of its regular meetings.
Committees of the Board of Directors
     The Board of Directors has three standing committees that assist the Board in carrying out its duties – an Audit and Compliance Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. The current charter of each of these committees is available in the “Corporate Governance” section of the Company’s website at www.lifepointhospitals.com and may be obtained without charge by writing to the Corporate Secretary at the Company’s principal offices – LifePoint Hospitals, Inc., 103 Powell Court, Suite 200, Brentwood, Tennessee 37027, Attention: Corporate Secretary.

     The following table shows the current membership of each committee:

Corporate Governance
Director	Audit and Compliance	Compensation	and Nominating
William F. Carpenter III	N/A	N/A	N/A
Richard H. Evans	X	Chair	X
DeWitt Ezell, Jr.	X	X	X
Michael P. Haley	X	X	X
Ricki Tigert Helfer	X	X	Chair
William V. Lapham	Chair	X	X
John E. Maupin, Jr., D.D.S.	X	X	X
Owen G. Shell, Jr.	X	X	X
Audit and Compliance Committee
     Pursuant to its Charter, the Audit and Compliance Committee selects the Company’s independent registered public accounting firm and oversees the arrangements for, and approves the scope of, the audits to be performed by the independent registered public accounting firm. The Audit and Compliance Committee has adopted a procedure to pre-approve all services to be performed by the independent registered public accounting firm. For more information on this procedure, please refer to the section entitled “Fees and Services of the Independent Registered Public Accounting Firm” in this Proxy Statement. The Audit and Compliance Committee monitors the Company’s systems of internal controls regarding finance, accounting, legal and corporate compliance, monitors compliance with the Company’s Code of Conduct and the Code of Ethics, monitors adherence to the Company’s regulatory compliance program, reviews and approves the Company’s internal audit activities, reviews the Company’s accounting procedures and controls and reviews the Company’s annual consolidated financial statements. During 2006, the Audit and Compliance Committee held eight meetings, including quarterly meetings held to review the Company’s quarterly financial results and its release of earnings, in each case prior to public release. The Board has determined that William V. Lapham, Chair of the Audit and Compliance Committee, is an “audit committee financial expert,” as defined by rules adopted by the SEC, and is independent in accordance with the standards established by the securities exchange on which the Company’s shares are listed. The report of the Audit and Compliance Committee begins on page 13.
Compensation Committee
     The Compensation Committee is responsible for, among other things, approving compensation arrangements for executive management of the Company, including the CEO, reviewing compensation plans relating to officers, making recommendations to the Board with respect to payments under the Company’s Annual Executive Cash Bonus Plan (the “Bonus Plan”) and the Executive Performance Incentive Plan (the “EPIP”), administering the Company’s Amended and Restated 1998 Long-Term Incentive Plan (the “LTIP”), Management Stock Purchase Plan (the “MSPP”) and Employee Stock Purchase Plan (the “ESPP”), making recommendations to the Board with respect to compensation paid by the Company to any director, reviewing the Company’s health benefit plans with respect to the Company’s employees and reviewing the Company’s employee compensation policy. The Compensation Committee also reviews and discusses with management the Compensation Discussion and Analysis required by SEC Regulation S-K, Item 402(b).
     During the year, the Compensation Committee works with Watson Wyatt & Company, a consultant retained by management, and McDaniel & Associates, Inc., a consultant retained by the Compensation Committee, both of which provide market data regarding executive compensation and advise the Compensation Committee regarding compensation programs and amounts. The Compensation Committee obtains specific data and reports from the consultants on an annual basis and at other times upon request. The Compensation Committee invites representatives of the consultants to attend meetings of the Compensation Committee from time to time. The Compensation Committee also meets with the CEO to consider recommendations for the compensation arrangements for executives other than the CEO. For more information on these meetings, please refer to the section entitled “Compensation Discussion and Analysis” in this Proxy Statement. During 2006, the Compensation Committee held five meetings. The report of the Compensation Committee begins on page 17.
Corporate Governance and Nominating Committee
     The Corporate Governance and Nominating Committee, among other things, identifies persons qualified to become members of the Board of Directors and recommends to the Board of Directors proposed nominees for Board membership; recommends to the Board of Directors the directors to serve on each standing committee of the Board of Directors; ensures that a succession plan is in place for the position of CEO and other senior management positions; leads the Board of Directors in its annual review of the performance of the Board, its committees and the directors; regularly reviews evolving governance issues and makes recommendations to the Board of Directors, as appropriate to amend the Company’s corporate governance standards; and identifies a person qualified to be the Company’s Corporate Governance Officer and recommends to the Board of Directors the election of such person as an officer of the Company. The Corporate Governance and Nominating Committee will consider all nominees recommended by stockholders who comply with the procedures set forth in the By-Laws, which are summarized in the section entitled “General Information – Stockholder Nominations and Proposals for the 2008 Proxy Statement” in this Proxy Statement. During 2006, there were no material changes to the procedures by which a stockholder may recommend nominees to the Board of Directors. During 2006, the Corporate Governance and Nominating Committee held four meetings. The report of the Corporate Governance and Nominating Committee begins on page 11.
Compensation Committee Interlocks and Insider Participation
     The Compensation Committee of the Board of Directors during 2006 consisted of Ms. Helfer, Dr. Maupin and Messrs. Evans, Ezell, Haley, Lapham and Shell. None of the members of the Compensation Committee have at any time been an officer or employee of the Company nor have any of the members had any relationship requiring disclosure by the Company. None of the Company’s executive officers serves, or in the past year served, as a member of the board of directors or compensation committee of any entity that has or had one or more of its executive officers serving on the Company’s Board of Directors or Compensation Committee.
Stockholder Communication with the Board of Directors
     Stockholders who wish to communicate with the Board of Directors (or specified individual directors), including the non-management directors as a group, may do so by addressing their correspondence to the appropriate member(s) of the Board of Directors, c/o the Corporate Secretary, LifePoint Hospitals, Inc., 103 Powell Court, Suite 200, Brentwood, Tennessee 37027. All written communications received in such manner from stockholders of the Company will be forwarded to the members of the Board of Directors to whom the communication is directed or, if the communication is not directed to any particular member(s) of the Board of Directors, the communication will be forwarded to all members of the Board of Directors.

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE REPORT
     The Corporate Governance and Nominating Committee of the Board of Directors consists entirely of directors who are independent as determined by the Board of Directors and who meet the independence and experience requirements of The NASDAQ Stock Market, LLC. The Corporate Governance and Nominating Committee reviews and reassesses the adequacy of its charter on an annual basis. On September 19, 2006, the Corporate Governance and Nominating Committee adopted, and the Board of Directors approved, amendments to the Corporate Governance and Nominating Committee Charter which outline the practices followed by the Corporate Governance and Nominating Committee. The current Charter of the Corporate Governance and Nominating Committee is available on the “Corporate Governance” section of the Company’s website, www.lifepointhospitals.com. Paul D. Gilbert, the Company’s Senior Vice President and General Counsel, serves as the Company’s Corporate Governance Officer.
     The Company has been committed to building long-term stockholder value since its formation in 1999 and believes that sound corporate governance practices contribute to stockholder value. The Company’s directors have been, and continue to be, interested in establishing and maintaining a culture of proper governance. For example, Mr. Carpenter is the only inside director, and each of the committees of the Board of Directors is composed exclusively of independent directors.
     The Company’s Corporate Governance and Nominating Committee is charged with, among other things:
•	Identifying persons qualified to become members of the Board of Directors and recommending to the Board of Directors proposed nominees for Board membership;

•	Reviewing any candidates recommended by stockholders in accordance with the By-Laws and providing a process for receipt and consideration of any such recommendations;

•	Evaluating the performance of existing directors before recommending to the Board of Directors nominations for additional terms as directors;

•	Recommending to the Board of Directors the directors to serve on each standing committee of the Board of Directors and periodically reviewing the structure and respective functions of the committees;

•	Annually reviewing the composition of the Board of Directors to ensure that a majority of the members are independent in accordance with the Marketplace Rules of The NASDAQ Stock Market, LLC;

•	Ensuring that a succession plan is in place for the position of CEO and other senior management positions;

•	Developing and recommending to the Board of Directors an annual evaluation process for each committee and member of the Board;

•	Annually reviewing and assessing the Company’s Corporate Governance Standards, Certificate of Incorporation and By-Laws;

•	Identifying a person qualified to be the Company’s Corporate Governance Officer and recommending to the Board of Directors the appointment of such person as an officer of the Company;

•	Annually reviewing the composition of the Board of Directors to ensure that a majority of the members are “independent” in accordance with the securities exchange on which the Company’s shares are listed and other considerations relating to the composition of the Board and its committees, including, among other things, the size of the Board and its committees and the criteria for membership of the Board; and

•	Overseeing the annual evaluation of the Board, the standing committees of the Board and individual members of the Board.
     Pursuant to the authority granted in its Charter, the Corporate Governance and Nominating Committee regularly monitors the corporate governance best practices of public companies and those that develop in the Company’s industry. Certain of these best practices, together with the strong standards already established by the Company, were adopted by the Corporate Governance and Nominating Committee as the Company’s Corporate Governance Standards. The Corporate Governance and Nominating Committee, as well as the Board of Directors, reviews these standards at least annually. On February 23, 2006 and September 19, 2006, the Corporate Governance

and Nominating Committee adopted, and the Board of Directors approved, amendments to the Corporate Governance Standards which outline the guidelines for the Company. The Company’s Corporate Governance Standards, as amended, are available on the “Corporate Governance” section of the Company’s website, www.lifepointhospitals.com.
     The Corporate Governance and Nominating Committee regularly reviews evolving governance issues and makes recommendations to the Board of Directors, as appropriate. In addition, all of the members of the Board of Directors regularly attend director education programs that encourage improved corporate governance practices. Since the 2006 annual meeting of stockholders, the Corporate Governance and Nominating Committee has reviewed, with the Corporate Governance Officer and outside counsel, many governance issues including the following: director independence; the size of the Board; the practice of all independent directors serving on all committees; the Company’s classified Board terms; succession issues; Board and management stock ownership guidelines; the Company’s stockholder rights plan; majority voting for the election of directors; director nomination process; and potential Board liability issues. After thorough consideration and the adoption of certain amendments, the Corporate Governance and Nominating Committee determined generally that, at this time, the Company’s Corporate Governance Standards and the Charter of the Corporate Governance and Nominating Committee are sufficient to protect and enhance stockholder value.
CORPORATE GOVERNANCE AND NOMINATING
COMMITTEE
Ricki Tigert Helfer, Chair
Richard H. Evans
DeWitt Ezell, Jr.
Michael P. Haley
William V. Lapham
John E. Maupin, Jr., D.D.S.
Owen G. Shell, Jr.
Dated: March 15, 2007

AUDIT AND COMPLIANCE COMMITTEE REPORT
     The Audit and Compliance Committee of the Board of Directors was established, in accordance with Section 3(a)(58)(A) of the Exchange Act and consists entirely of directors who are independent as determined by the Board of Directors and who meet the independence and experience requirements of The NASDAQ Stock Market, LLC. The Board has determined that Mr. Lapham, Chair of the Audit and Compliance Committee, is an “audit committee financial expert,” as defined by rules adopted by the SEC. The Audit and Compliance Committee reviews and reassesses the adequacy of its Charter on an annual basis. On September 19, 2006, the Audit and Compliance Committee adopted, and the Board of Directors approved, amendments to the Audit and Compliance Committee Charter which outline the practices followed by the Audit and Compliance Committee. The current Charter of the Audit and Compliance Committee is available on the “Corporate Governance” section of the Company’s website, www.lifepointhospitals.com.
     The Audit and Compliance Committee has adopted a policy on the reporting of concerns regarding accounting or auditing matters. Any person, whether or not an employee, who has a concern about the conduct of the Company or any of the Company’s personnel, including with respect to the Company’s accounting, internal accounting controls or auditing matters, may, in a confidential and anonymous manner, communicate that concern via an external compliance hotline, (877) 508-5433. The hotline services are available 24 hours a day, seven days a week. All calls to the compliance hotline will be handled on an expedited basis and, under certain circumstances, will be communicated directly to the Chair of the Audit and Compliance Committee.
     In performing its functions, the Audit and Compliance Committee acts primarily in an oversight capacity. The Audit and Compliance Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for preparing financial statements and reports and implementing internal controls over financial reporting, and the work and assurances of the Company’s independent registered public accounting firm, which reviews the Company’s quarterly and annual financial statements. In addition, the Audit and Compliance Committee relies on the Company’s independent registered public accounting firm, which expresses an opinion on the conformity of the Company’s annual financial statements to generally accepted accounting principles, an opinion on management’s assessment of internal control over financial reporting and an opinion on the effectiveness of internal control over financial reporting.
     The Audit and Compliance Committee selected Ernst & Young LLP as the Company’s independent registered public accounting firm for 2006. This selection was subsequently approved by the Board of Directors and was ratified by the Company’s stockholders at the annual meeting of stockholders held on May 8, 2006.
     At each of its meetings during 2006, the Audit and Compliance Committee met with the senior members of the Company’s financial management team, the General Counsel, and the Senior Vice President, Audit and Compliance. In addition, the Audit and Compliance Committee met with representatives of the Company’s independent registered public accounting firm at each of its meetings during 2006 to discuss the Company’s financial statements prior to the Company’s release of earnings and at three of its four other regularly scheduled meetings. The Audit and Compliance Committee had six private sessions with the Company’s Senior Vice President, Audit and Compliance, two private sessions with the Company’s Chief Financial Officer (the “CFO”), one private session with the Company’s Chief Accounting Officer, one private session with certain members of management and six private sessions with representatives of the Company’s independent registered public accounting firm. At these private sessions, candid discussions regarding financial management, accounting and internal controls took place. In addition, the Audit and Compliance Committee took the following actions:
•	Reviewed and discussed with management the Company’s audited financial statements for the year ended December 31, 2006, including a discussion of the quality (rather than just the acceptability) of the accounting principles and policies, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. Regarding management’s accounting judgments, members of the Audit and Compliance Committee asked for management’s representations that the audited financial statements of the Company have been prepared in conformity with generally accepted accounting principles and that the financial statements present fairly the Company’s financial position and results of operations and have expressed to both management and Ernst & Young LLP their general preference for conservative judgments.

•	Reviewed and discussed with management the quarterly financial results of the Company and discussed any significant changes to the Company’s accounting principles.

•	Discussed with Ernst & Young LLP the matters required to be communicated to the Audit and Compliance Committee under Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board (the “PCAOB”), and such other matters relating to the conduct of the audit, including their judgments as to the quality (rather than just the acceptability) of the Company’s accounting principles and policies.

•	Received the written disclosures and the letter from Ernst & Young LLP regarding the independence of Ernst & Young LLP as required by Independence Standards Board Standard No. 1, as adopted by the PCAOB, and discussed with Ernst & Young LLP its independence from the Company and management.

•	When evaluating the independence of Ernst & Young LLP, the Audit and Compliance Committee considered carefully, among other things, the former relationship between Ernst & Young LLP and each of Michael J. Culotta, the Company’s CFO, and William V. Lapham, the Chair of the Audit and Compliance Committee and a director of the Company. After significant and detailed discussion regarding these and other factors, including steps taken to preserve the ongoing independence of Ernst & Young LLP, and based upon the Audit and Compliance Committee’s understanding of the relevant facts and circumstances, the Audit and Compliance Committee concluded that Ernst & Young LLP is qualified to serve as the Company’s independent registered public accounting firm.

•	Considered the competence, quality of controls and the national reputation of Ernst & Young LLP in addition to the competence of the individual auditors performing the Company’s audit on behalf of Ernst & Young LLP.

•	Pre-approved specific audit, audit-related, tax and other services to be provided by Ernst & Young LLP.

•	Reviewed and approved the Company’s annual internal audit and compliance plans.

•	Reviewed and discussed with management Ernst & Young LLP’s opinion including reports on management’s assessment of internal controls over the financial reporting processes.

•	Ensured that procedures are in place for the receipt, retention and treatment of complaints received by the Company regarding accounting, financial reporting, internal controls, auditing, legal or compliance matters.

•	Reviewed regularly all related party transactions for potential conflicts of interest and discussed with management, prior to the filing of the Company’s annual and quarterly reports with the SEC, any disclosure relating to directors’ and officers’ related party transactions and potential conflicts of interest.

•	Monitored the Company’s compliance with the provisions of Sarbanes-Oxley during the testing of internal controls.

•	Reviewed and discussed with management on a regular basis certain identified risk areas, including enterprise risk management.

•	Reviewed and discussed with management on a regular basis any errors, irregularities, fraud or illegal acts that may have a material or non-material impact on the Company’s financial statements, policies or reporting requirements.

•	Reviewed the PCAOB report with respect to Ernst & Young LLP.

•	Performed an annual review of the Audit and Compliance Committee’s Charter and the Company’s Code of Ethics.
     In reliance on these reviews and discussions, and the report of Ernst & Young LLP, the Audit and Compliance Committee recommended to the Board of Directors, and the Board of Directors determined, that the audited financial statements be included for filing with the SEC in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

     The Audit and Compliance Committee also oversees the Company’s internal compliance activities and is responsible for the review of matters related to the Company’s ethics and compliance program, Corporate Integrity Agreement, Code of Conduct, Code of Ethics and compliance with federal healthcare program requirements.
     In performing its compliance-related functions during 2006, the Audit and Compliance Committee also met privately with the Company’s Senior Vice President, Audit and Compliance, and reviewed and assessed the efforts of management to monitor the Company’s compliance with requirements of law.
AUDIT AND COMPLIANCE COMMITTEE
William V. Lapham, Chair
Richard H. Evans
DeWitt Ezell, Jr.
Michael P. Haley
Ricki Tigert Helfer
John E. Maupin, Jr., D.D.S.
Owen G. Shell, Jr.
Dated: March 15, 2007

FEES AND SERVICES OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Fees Paid to the Independent Registered Public Accounting Firm
     The table below provides information concerning fees for services rendered by Ernst & Young LLP during the last two fiscal years (including an estimate of fees for 2006, some of which have not yet been billed). The nature of the services provided in each such category is described following the table.

	Amount of Fees
Description of Fees	2006	2005
Audit Fees	$1,716,624	$1,887,640
Audit-Related Fees	7,500	76,054
Tax Fees	193,564	379,305
All Other Fees	77,025	47,600

Total	$1,994,713	$2,390,599

     Audit Fees – These fees were primarily for professional services rendered by Ernst & Young LLP in connection with the audit of the Company’s consolidated annual financial statements, audit of internal controls over financial reporting (pursuant to Section 404 of Sarbanes-Oxley), reviews of the interim condensed consolidated financial statements included in the Company’s quarterly reports on Form 10-Q for the first three fiscal quarters of the fiscal years ended December 31, 2005 and 2006 and the audit of the Retirement Plan for the year ended December 31, 2004. The fees also include separate opinion audits of certain subsidiaries, as well as comfort letters and consents related to SEC filings, including fees for SEC filings associated with the business combination with Province Healthcare Company (“Province”).
     Audit-Related Fees – These fees were primarily for services rendered by Ernst & Young LLP for matters such as consultation on accounting and reporting standards, transaction due diligence services, audit of the employee health and welfare benefit plan and audit of the Province 401(k) benefit plan for the year ended December 31, 2004.
     Tax Fees – These fees were for services rendered by Ernst & Young LLP for assistance with tax compliance regarding tax filings and also for other tax advice and consulting services.
     All Other Fees – Other fees paid to Ernst & Young LLP were primarily consulting fees relating to independent review organization billing and compliance services and Medicare cost reporting software.
     The Audit and Compliance Committee has reviewed the fees detailed above and considers the provision of the described services to be compatible with maintaining the independence of Ernst & Young LLP. None of these services are of a type that was prohibited under the independent registered public accounting firm independence standards of the SEC.
Pre-approval of Services Performed by the Independent Registered Public Accounting Firm
     The Audit and Compliance Committee has implemented procedures to ensure the pre-approval of all audit, audit-related, tax and other services performed by the Company’s independent registered public accounting firm. These procedures require that the Audit and Compliance Committee approve all services prior to the commencement of work. Unless the specific service has been pre-approved with respect to that year, the Audit and Compliance Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The Audit and Compliance Committee has delegated to Mr. Lapham, the Chair of the Audit and Compliance Committee, pre-approval authority with respect to audit or permitted non-audit services (in an amount not to exceed $20,000 in each instance) to be provided by Ernst & Young LLP, subject to ratification of such pre-approval by the Audit and Compliance Committee at its next scheduled meeting. On a quarterly basis, the Audit and Compliance Committee reviews a summary listing of all service fees, along with a reasonably detailed description of the nature of the engagement of Ernst & Young LLP. The Audit and Compliance Committee pre-approved in accordance with the regulations of the SEC all audit, audit-related, tax and other services performed by Ernst & Young LLP during 2006. The Audit and Compliance Committee considered and determined that the provision of non-audit services by Ernst & Young LLP during 2006 was compatible with maintaining auditor independence.

COMPENSATION COMMITTEE REPORT
     The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by SEC Regulation S-K, Item 402(b) beginning on page 18 of this Proxy Statement. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.
COMPENSATION COMMITTEE
Richard H. Evans, Chair
DeWitt Ezell, Jr.
Michael P. Haley
Ricki Tigert Helfer
William V. Lapham
John E. Maupin, Jr., D.D.S.
Owen G. Shell, Jr.
Dated: March 15, 2007

COMPENSATION DISCUSSION AND ANALYSIS
Overview
     The Compensation Committee reviews and administers the process and substance of the Company’s executive compensation program, including compensation of the Named Executive Officers (i.e., those executive officers who appear in the Summary Compensation Table on page 28) . The Compensation Committee is composed entirely of directors who are “independent,” as defined by the Marketplace Rules of The NASDAQ Stock Market, LLC, and all seven of the Company’s independent directors serve on the Compensation Committee. On September 19, 2006, the Compensation Committee adopted and the Board of Directors approved amendments to the Compensation Committee charter, which outline the practices followed by the Compensation Committee. These amendments arose during the Compensation Committee’s annual review of its charter. The current Charter of the Compensation Committee is available in the “Corporate Governance” section of the Company’s website, www.lifepointhospitals.com.
     The Company’s executive compensation program is guided by the core principles of Competitiveness, Internal Equity, Simplicity, Financial Performance and Values Focus (the “Core Principles”). These Core Principles, and the Compensation Committee’s compensation philosophy and strategy, were memorialized by the Compensation Committee in written form in 2004, and the Compensation Committee applied these concepts in the manner described in this Compensation Discussion and Analysis.
     The Compensation Committee believes that the Company’s executive compensation program should:
•	allow the Company to attract, motivate, retain and be responsive to the needs of a highly qualified executive leadership team (“Competitiveness”);

•	be consistent with the Company’s overall compensation structure for all employees (“Internal Equity”);

•	be straightforward and easy to understand and administer (“Simplicity”);

•	appropriately promote attention to the Company’s financial performance (“Financial Performance”); and

•	advance the interests of the Company’s various constituents, including patients, physicians and employees, through compliance with legal, governance and operational guidelines (“Values Focus”).
     The Core Principles are best understood in the context of the discussion of the process for determining compensation, described below under the heading “Process.” While the discussion herein relates specifically to the Named Executive Officers, the “Overview,” “Process” and “Components of Compensation” sections are generally applicable to all of the Company’s most senior officers.
Competitiveness
     The Compensation Committee, together with the CEO, focus on attracting, retaining and motivating a highly qualified group of Named Executive Officers. They believe that doing so is in the best interests of the Company, its stockholders and other constituencies. In these efforts, the Compensation Committee also considers the market for executive talent when setting compensation. To assist in these efforts, since 2003, management has engaged Watson Wyatt & Company (the “Management Consultant”), and since 2004, the Compensation Committee has engaged McDaniel & Associates, Inc. (the “Committee Consultant” and collectively with the Management Consultant, the “Compensation Consultants”). The Management Consultant collects and analyzes information on market practices and works with management in developing proposed compensation levels for the Named Executive Officers and other Company employees. The Committee Consultant provides services only to the Compensation Committee and renders independent advice and counsel to the Compensation Committee regarding the compensation recommendations. In this regard, the Committee Consultant assists the Compensation Committee in its review of relevant information including reports prepared by the Management Consultant. The Compensation Committee meets periodically with each of the Compensation Consultants in executive session.
     Prior to setting compensation for 2006, the Compensation Committee received written reports from the Management Consultant regarding comparative market data including comprehensive analyses of compensation and compensation components (the “Management Consultant Reports”). The Compensation Committee understands that the Management Consultant Reports were based on public information and survey data collected by the

Management Consultant from other publicly-traded healthcare service companies comparable to the Company in terms of revenue, market capitalization and/or other relevant indicators (the “Comparator Companies”).1
     The Compensation Committee determined that the Comparator Companies constituted a sufficiently large and relevant group for purposes of comparing compensation data. The Management Consultant Reports provided detailed information, regarding base salary, cash bonus and long-term equity incentive compensation for individuals deemed to be comparable to the Named Executive Officers at the Comparator Companies (the “Comparable Executives”). For the Company’s CEO, former Executive Vice President (“EVP”), CFO and Chief Operating Officer (“COO”), the Compensation Committee also reviewed and considered, to the extent the Compensation Committee deemed appropriate, market compensation information from public information for other publicly-traded hospital companies with revenue and market capitalization larger than that of the Company.2 For Named Executive Officers other than the CEO, EVP, CFO and COO, where specific Comparable Executive data was not publicly available, the Compensation Committee considered third party survey data obtained by the Management Consultant with respect to compensation paid to executives at other companies believed to have similar responsibilities to those of the Named Executive Officers. On behalf of the Compensation Committee, the Committee Consultant reviewed and commented upon the Management Consultant Reports and provided further background and context to the Compensation Committee.
Internal Equity
     The Compensation Committee utilizes an internal compensation structure designed by management that is generally used to set the compensation of all corporate employees, including the Named Executive Officers. The Compensation Committee seeks to achieve a relative equality between the compensation of similarly-situated Company employees and provide for steady, gradual increases in compensation as an employee’s experience, responsibility and performance increases. Employees promoted within the Company may receive larger increases in compensation at the time they are promoted. The Core Principle of Internal Equity allows for an individual employee’s compensation to be influenced not only by compensation of individuals at Comparator Companies, but also by the compensation of other employees within the Company. As with each of the Core Principles, Internal Equity and the internal compensation structure are not rigid but are considered in the determination of compensation of Named Executive Officers.
Simplicity
     The basic components of compensation applicable to the Named Executive Officers include base salary, potential annual cash bonus and long-term equity incentive awards. The Named Executive Officers also receive employee benefits consistent with those offered to other employees of the Company. All Named Executive Officers are covered by the Company’s Change in Control Severance Plan. The Compensation Committee believes the Company is well served by a compensation structure that is relatively easy to monitor, implement and describe to its officers, employees and stockholders.
Financial Performance
     The Compensation Committee believes that the Company’s compensation program should encourage and reward outstanding financial performance. The financial measures used by the Company in its annual cash bonus plan are based upon the Company’s achievement of specific performance goals determined by the Compensation Committee early in the Company’s fiscal year. For 2006, the Compensation Committee set performance goals tied to the Company’s net revenue and earnings before interest, taxes, depreciation and amortization (“EBITDA”), because the Compensation Committee feels that these measures reflect the short-term financial performance of the Company. Further, net revenue and EBITDA are measures recognized in the healthcare services industry as key indicators of performance. The Compensation Committee also believes that the Named Executive Officers should receive a large portion of their compensation in the form of equity, thereby putting this portion of their compensation at risk and even further aligning their long-term interests with those of the Company’s stockholders. The Company’s compensation program is designed to maintain a close correlation between the rewards to the Company’s executives and the tactical and strategic success of the Company.

[1]	The Comparator Companies for 2006 were Apria Healthcare Group Inc.; Beverly Enterprises Inc.; Community Health Systems, Inc.; DaVita Inc.; Genesis Healthcare Corporation; Health Management Associates, Inc.; Kindred Healthcare, Inc.; Lincare Holdings Inc.; Manor Care, Inc.; Renal Care Group, Inc.; Sunrise Senior Living, Inc.; Triad Hospitals, Inc.; and Universal Health Services, Inc.

[2]	These companies were HCA Inc. and Tenet Healthcare Corporation.

Values Focus
     The Compensation Committee believes that the compensation of the Named Executive Officers should also be closely tied to qualitative, non-financial, operational goals. The healthcare industry is highly regulated and is monitored closely by enforcement agencies. The Company’s compliance with applicable laws and standards is central to its performance. Further, the quality of care provided is becoming a significant component of the basis upon which hospitals compete and are compensated. Beyond these recent developments, it is important that the highest possible level of care is provided at the hospitals owned by the Company. For these reasons, the Compensation Committee has decided to use compensation to incentivize compliance with applicable law and standards and to encourage ongoing efforts to improve the level of care provided at Company hospitals.
     For 2006, the Compensation Committee used specific predetermined targets to encourage the Named Executive Officers to work toward (1) the delivery of high quality patient care in accordance with applicable law and standards and guidelines recognized within the healthcare industry, and (2) the satisfaction of the patients, employees and physicians at the hospital level. The Compensation Committee believes that it is important to incentivize compliance in a heavily-regulated industry such as the provision of healthcare services.
Process
     The process for establishing 2006 compensation began in December 2005, when the Compensation Committee first reviewed the Management Consultant Reports on competitive market data. From December 2005 through the first quarter of 2006, the Senior Vice President of Human Resources and Administration (the “SVP of HR”) worked with the Management Consultant, Messrs. Carpenter, Culotta and Gracey and Mr. Donahey, our former Chairman, President and Chief Executive Officer, to develop recommendations regarding base salaries, annual bonus opportunities (“Potential Bonus”) and corresponding performance criteria (“Bonus Performance Goals”) and equity grant recommendations for the Company’s 13 most highly compensated employees, including the Named Executive Officers. These recommendations were then discussed with and reviewed in detail by the Compensation Committee Chair and the Committee Consultant before being presented to the entire Compensation Committee. A number of adjustments were made to the management recommendations as a result of this review by the Chair of the Compensation Committee and the Committee Consultant. Base salaries, Potential Bonus and Bonus Performance Goals, equity grants and vesting conditions for each of the Named Executive Officers were subsequently considered and discussed in detail by the entire Compensation Committee at its regularly scheduled meeting in February 2006. Following the Compensation Committee deliberations on the recommendations, the Compensation Committee set the fixed components of the Named Executive Officers’ compensation for 2006.
     The Compensation Committee also discussed at its February 2006 meeting the eligible participants in the EPIP for the 2006 fiscal year, based on projected total compensation and management responsibilities. In this regard, the Compensation Committee determined that Messrs. Donahey, Carpenter, Culotta and Gracey (the “EPIP Executives”) should be participants in the EPIP. The Compensation Committee also established the Bonus Performance Goals and performance-based equity awards, which are subject to vesting upon achievement of specified performance goals. The two other Named Executive Officers, Ms. Koford and Mr. Weiss (the “NEO Division Presidents”), are eligible for a Potential Bonus upon the achievement of Bonus Performance Goals, pursuant to the Bonus Plan. The Management Consultant created comprehensive compensation tally sheets for the EPIP Executives and the Compensation Committee reviewed and approved the compensation amounts and targets after discussion with all relevant parties, including the Compensation Consultants.
     During 2006, the Compensation Committee requested that the Management Consultant prepare a report describing general trends and specific Comparator Company practices in the area of broad-based and executive retirement benefits. The report was presented at the Compensation Committee’s meeting during May 2006 and discussed with the Committee Consultant. Although the report showed that many Comparator Companies, particularly other hospital management companies, provide executives with a higher level of retirement benefits as compared to the Company, the Compensation Committee determined that no changes to executive retirement benefits would be considered during 2006. The Committee will continue to monitor this area as part of its regular review of the Company’s employee benefits programs during the second quarter of each year.
     Following the appointment of Mr. Carpenter as CEO, the Compensation Committee, in consultation with the Compensation Consultants, began discussions regarding the compensation of Mr. Carpenter as the new CEO of the Company. The Compensation Committee met in the third quarter of 2006 to finalize the compensation of Mr. Carpenter and to approve, in consultation with independent outside counsel, a proposed Executive Severance and

Restrictive Covenant Agreement to offer to Mr. Carpenter (the “Carpenter Severance Agreement”). At this meeting, the Compensation Committee also reviewed the Company’s interim performance against the Bonus Performance Goals set in the first quarter of the year.
     During the fourth quarter of 2006, the Compensation Committee began the process of planning for the 2007 compensation of the Named Executive Officers, including review of the Management Consultant Reports containing comparative market data obtained during 2006. In connection with their review of the Management Consultant Reports, the Compensation Committee approved a revised list of Comparator Companies for 2007.3
Components of Compensation
     Based on advice from the Compensation Consultants, management’s recommendation, the Core Principles and the judgment of the committee members, the Compensation Committee allocates compensation to individuals both as to specific components (for example, base salary, Potential Bonus and equity awards) and as a whole (“Total Direct Compensation”). Each of the components of compensation is discussed in more detail below. While considering each component of compensation, the Compensation Committee is relatively more focused on each Named Executive Officer’s Total Direct Compensation, rather than the individual components that make up an individual officer’s Total Direct Compensation. The Compensation Committee seeks to target Total Direct Compensation opportunities for the Named Executive Officers within the range of Total Direct Compensation for Comparable Executives, reflecting the Core Principle of Competitiveness. Because the Compensation Committee has determined that a significant portion of each executive’s compensation should be at risk, the actual compensation realized by the Named Executive Officers depends on the level of performance achieved over both the short-term and long-term. This focus on Total Direct Compensation has the effect of more heavily weighting long-term incentives and at-risk compensation. The Compensation Committee believes that the component mix of compensation is broadly reflective of the Core Principles.
Base Salary
     The base salary for each of the Named Executive Officers is largely driven by notions of Competitiveness, Internal Equity and long-term individual performance. The salaries of the Named Executive Officers are evaluated annually as described above under the section entitled “Process.” The Compensation Committee believes that base salaries should be targeted within the range of base salaries for Comparable Executives, while reflecting other relevant factors, such as unique roles and responsibilities and/or individual long-term performance and experience. Accordingly, the base salary of any particular individual may be above or below the median of the applicable range of base salaries paid by Comparator Companies.
Potential Bonus
     Named Executive Officers may earn the Potential Bonus if the Bonus Performance Goals set in advance by the Compensation Committee are achieved. The Company’s commitment to the Core Principles of Financial Performance and Values Focus are, as a result, advanced. The Compensation Committee establishes the Potential Bonus as a percentage of base salary for each of the Named Executive Officers. The Named Executive Officers may receive a bonus payment if the Bonus Performance Goals are met and have the potential to earn annual bonuses above the Potential Bonus if Bonus Performance Goals for net revenues and EBITDA are exceeded.
     Any bonus paid to EPIP Executives is made pursuant to the EPIP. The EPIP is a performance-based plan designed to qualify under the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Bonus Performance Goals and weightings used to determine actual awards do not vary among the EPIP Executives. The Compensation Committee may reduce the final bonus payment to the EPIP Executives in its sole and absolute discretion, regardless of the achievement of the Bonus Performance Goals. In March 2007, the Compensation Committee exercised its discretion to reduce the bonus amounts paid for 2006 performance to the EPIP Executives, based upon its judgment and the Company’s performance measured against the Bonus Performance Goals.
     The NEO Division Presidents may receive a bonus payment pursuant to the Bonus Plan. The Bonus Performance Goals and weightings used to determine actual awards do not vary among the NEO Division Presidents. Under the Bonus Plan, the Compensation Committee may use its discretion to increase bonus awards.

[3]	Beverly Enterprises, Inc. and Renal Care Group, Inc. were dropped from the list of Comparator Companies because they were no longer publicly traded and HealthSouth Corporation was added as a Comparator Company.

     For 2006, the Potential Bonus for each Named Executive Officer was tied to the Company’s performance measured against the following goals set in advance by the Compensation Committee:
•	Twenty percent (20%) of the Potential Bonus was payable only if the Company achieved net revenues from continuing operations of at least $2,337,900,000 (excluding 2006 hospital acquisitions). For 2006, the Company obtained net revenue from continuing operations of $2,348,600,000 (excluding 2006 hospital acquisitions). Because the Company exceeded the goal, 24.8% of the Potential Bonus was awarded;

•	Twenty percent (20%) of the Potential Bonus was payable only if the Company achieved adjusted EBITDA from continuing operations of at least $440,400,000 (excluding 2006 hospital acquisitions).[4] For 2006, the Company achieved adjusted EBITDA from continuing operations of $439,800,000 (excluding 2006 hospital acquisitions) and 19.7% of the Potential Bonus was awarded. The Company’s adjusted EBITDA from continuing operations is calculated as follows:

Revenues	$2,439,700,000
Salaries and benefits	(960,600,000)
Supplies	(340,100,000)
Other operating expenses	(421,600,000)
Provision for doubtful accounts	(266,700,000)

450,700,000

2006 hospital acquisitions adjusted EBITDA	(10,900,000)

$439,800,000

•	Eighteen percent (18%) of the Potential Bonus was tied to the cultural and procedural integration of hospitals acquired in 2005. Such measure required the consistent implementation in the acquired hospitals of the Company’s policies and procedures and communication by the EPIP Executives of the Company’s high standards of ethical and legal compliance, and the full 18% was awarded;

•	Twelve percent (12%) of the Potential Bonus was tied to constituency satisfaction, one element of the Values Focus, as measured by surveys conducted by third parties. Three percent (3%) of this criteria was tied to exceeding either the prior Company average or the national average in each of the following areas: (1) outpatient satisfaction; (2) inpatient satisfaction; (3) physician satisfaction; and (4) employee satisfaction. Inpatient satisfaction was achieved for 2006 and 3% of the Potential Bonus was awarded;

•	Twelve percent (12%) of the Potential Bonus was tied to accreditation of the Company’s hospitals by The Joint Commission. Based on the percentage of the Company’s hospitals that achieved accreditation by The Joint Commission, the entire 12%, or a portion thereof, could be earned. As of December 31, 2006, all of the Company’s acute care hospitals were accredited by The Joint Commission, and the full 12% was awarded;

•	Twelve percent (12%) of the Potential Bonus was tied to physician recruitment and retention, consistent with the Values Focus and Financial Performance Core Principles, because physician recruitment and retention are key drivers of the Company’s business. The Named Executive Officers earned 6% of the Potential Bonus if during 2006 the Company recruited 164 new physicians and an additional 6% if the Company’s retention rate was equal to or greater than the national average. During 2006, the Company recruited 182 new physicians and had a retention rate of 95.4%, compared to a national average rate of 88%, and the full 12% was awarded; and

•	Six percent (6%) of the Potential Bonus was tied to development and acquisition activity of the Company. For 2006, the goal was the successful resolution of a proposed acquisition of hospitals from HCA Inc. This goal was achieved and the full 6% was awarded.

[4]	For NEO Division Presidents, 10% of the Potential Bonus was based on the EBITDA of the division of the Company over which they are President. The other 10% of the Potential Bonus for this criteria was based on the adjusted EBITDA of the Company as described herein. Each of the divisions of the NEO Division Presidents exceeded this goal. Therefore, Ms. Koford was awarded 29.9% and Mr. Weiss was awarded 22.8% of the Potential Bonus for this criteria.

     While the Bonus Performance Goals are the same for each of the Named Executive Officers, except as noted for the NEO Division Presidents, the actual Bonus Payment may vary materially depending on the Named Executive Officer’s position. Before setting each Bonus Performance Goal, and also before making any actual Bonus Payment, the Compensation Committee, in consultation with the Compensation Consultants, calculated each Named Executive Officer’s Potential Bonus award plus his or her base salary to determine the “Total Cash Compensation” amount and evaluated the Total Cash Compensation against that of Comparable Executives. The actual Bonus Payment made to each individual Named Executive Officer is shown in the Summary Compensation Table.
Long-Term Incentives
     Consistent with the Core Principles of Competitiveness and Financial Performance, the Compensation Committee granted the Named Executive Officers long-term incentives in 2006. As in recent years, these long-term incentives were exclusively in the form of equity awards of (1) non-qualified options to purchase shares of the Company’s Common Stock (“Options”) and (2) restricted shares of Common Stock (“Restricted Shares” and collectively with Options, the “Equity Compensation”).
     The Compensation Committee granted two Options for each Restricted Share to each of the Named Executive Officers in 2006. This award reflected the Compensation Committee’s desire to deliver reasonably balanced expected values through each type of equity award and the Company’s estimated fair values for each type of grant. The Company has granted a combination of Options and Restricted Shares since 2004, with the primary objectives of enhancing key employee retention and using shares more efficiently.
     For 2006, Total Cash Compensation combined with Equity Compensation generally resulted in Total Direct Compensation for the Named Executive Officers between the median and the 75th percentile of Total Direct Compensation for Comparable Executives, depending on individual performance.
     In discharging its responsibility for administering the Company’s stock-based compensation programs, the Compensation Committee regularly monitors and evaluates the total cost of such programs. Each year, the Management Consultant prepares an analysis of the Company’s programs in the areas of total share utilization, annual grant rates and operating expense as compared to the Comparator Companies. The analysis results are used by the Compensation Committee in evaluating management’s annual equity grant recommendations for all program participants, including the Named Executive Officers. Overall, the Company’s total stock compensation costs historically have been between the median and the 75th percentile of Comparator Company levels. In evaluating the Company’s total cost from stock compensation programs, the Compensation Committee takes into consideration that compared to the practices of the Comparator Companies, the Company’s retirement benefit programs are relatively conservative, particularly for the Named Executive Officers.
     Option Awards
     In 2006, all Options grants to the Named Executive Officers were made by the Compensation Committee at its regularly scheduled February meeting, except for additional Options granted to Mr. Carpenter at the regular meeting held in September, following his appointment as CEO. The regular meetings of the Compensation Committee do not typically coincide with earnings releases or other periodic filings of the Company likely to have a material effect on the stock price of the Company and are scheduled in advance without regard to such events. Pursuant to the provisions of the LTIP, the exercise price of an Option is set as the closing price of the Company’s stock on the most recent trading date prior to the grant date. The Compensation Committee does not grant options with reload features and has a policy against re-pricing stock options. Consistent with the Core Principles, all Options granted in 2006 to Named Executive Officers vest in three equal installments on the first, second and third anniversaries following the grant date.
     Restricted Share Awards
     In 2006, the Compensation Committee granted Restricted Shares to the Named Executive Officers. As with Options, all Restricted Shares granted to the Named Executive Officers were made by the Compensation Committee at its regularly scheduled February meeting, except for additional Restricted Shares granted to Mr. Carpenter at the regular meeting held in September, following his appointment as CEO. The Restricted Shares granted to the NEO Division Presidents vest upon the third anniversary of the grant date. The EPIP and Section 162(m) of the Code require that Restricted Shares granted to the EPIP Executives vest based upon the satisfaction of both continued employment and achievement of performance criteria. As a result, Restricted Shares granted to each EPIP Executive vest upon the third anniversary of the grant date, but only if the EPIP Executive continues to be employed by the Company through December 31, 2008 and if the Company achieves specified performance goals (the “Vesting Goals”). For the 2006 grant of Restricted Shares to the EPIP Executives, the Compensation Committee set the Vesting Goals as achievement by the Company of either (1) net revenue of $2,250,000,000 or (2) adjusted EBITDA of $450,000,000, in any of fiscal years 2006, 2007 or 2008. These Vesting Goals were met by the Company in 2006.
Employee Benefits
     Consistent with the Core Principles of Internal Equity and Simplicity, Named Executive Officers are generally entitled only to benefits consistent with those offered to other employees of the Company, except to the extent such benefits are integrally and directly related to the performance of the Named Executive Officer’s duties. The Company offers group life, disability, medical, dental and vision insurance, an employee stock ownership program and other comparable benefits to all employees. The Company offers the MSPP, available to certain management level employees of the Company, including the Named Executive Officers, which allows participants to reduce their base salary, up to a maximum percentage, and purchase Common Stock at an amount equal to 75% of the average market value, which is consistent with the Financial Performance Core Principle. Shares purchased under the MSPP vest only if the participant remains an employee of the Company on the three year anniversary of the date such shares were purchased.
     The Company maintains a Retirement Plan, which allows eligible employees, including the Named Executive Officers, to elect to contribute a portion of their compensation to the Retirement Plan and for which the Company provides matching contributions of up to 3% of a participant’s base salary, which contribution is made in shares of the Company’s common stock from the Company’s Employee Stock Ownership Plan. Shares contributed by the ESOP vest on a pro-rata basis based upon the number of years the participant remains employed by the Company. The retirement benefit is based solely on the contributions to each employee’s account and the investment of those contributions in the Retirement Plan.
     While the Company maintains an aircraft, the Named Executive Officers are not generally entitled to use the aircraft for personal travel. On rare occasions, Named Executive Officers have taken immediate family members with them when traveling on the Company aircraft for business purposes at no incremental cost to the Company.
Change in Control
     The Company maintains a Change in Control Severance Plan (the “Change in Control Plan”), which may provide certain payments and benefits to eligible employees, including the Named Executive Officers, upon a change in control. The Change in Control Plan provides severance benefits to participants whose employment is terminated or otherwise adversely impacted within 18 months of a change in control of the Company. The Board adopted the Change in Control Plan to increase the likelihood that key management personnel are retained during any period of potential or actual corporate transactions involving a change in control of the Company. The Compensation Committee believes that the provisions of the Change in Control Plan are consistent with those offered by the Comparator Companies and other organizations of similar size in general industry.
     During 2005, the Committee amended the LTIP so that full vesting of outstanding equity awards following a change in control of the Company also requires a “second trigger” – either termination of employment within 18 months or a determination by the acquiring entity to not issue substitute or replacement awards upon the closing of the transaction. By taking this action, the Compensation Committee ensured that the Named Executive Officers will only receive additional benefits from a change in control of the Company if such an event also has an adverse economic impact on them individually. For more information about the Change in Control Plan, please refer to the section below entitled “COMPENSATION OF EXECUTIVE OFFICERS – Potential Payments upon Termination or Change-in-Control – Change in Control Arrangements.”
Compensation of the Individual Named Executive Officers
Mr. Donahey
     Mr. Donahey’s base salary, Potential Bonus and Equity Compensation were established by the Compensation Committee in February 2006, after consultation with the Compensation Consultants. The Compensation Committee increased Mr. Donahey’s base salary for 2006 by 3.2% from 2005. As the Company’s Chairman of the Board of Directors and CEO, Mr. Donahey’s Total Direct Compensation was established at approximately the 50th percentile of the Comparator Companies.

     Pursuant to the EPIP, Mr. Donahey’s Potential Bonus was established at 100% of his base salary. In February 2006, the Compensation Committee awarded Equity Compensation to Mr. Donahey in amounts comparable to awards granted for the prior year, absent a special 2005 grant of Equity Compensation related to the business combination with Province.
     In June 2006, the Board of Directors negotiated, and Mr. Donahey executed, a Separation Agreement which provided for an aggregate payment to Mr. Donahey of $3.5 million in two equal installments and the indemnification of Mr. Donahey for any excise taxes which may be imposed in connection with such payments. The Company does not expect that any such excise taxes will be imposed.
Messrs. Carpenter, Culotta and Gracey
     While Mr. Donahey was CEO, he expressed a desire to create and maintain an “executive team” management policy whereby each of the EVP, CFO and COO would be compensated at the same level of Total Direct Compensation. This approach was reflected in the 2006 compensation recommendation for the EPIP Executives. Notwithstanding this executive team approach, the Management Consultant attempted to benchmark each of those executives against Comparable Executives at the Comparator Companies and the Compensation Committee considered the results in evaluating the compensation recommendations for the EPIP Executives. Because of the unique roles of each of the EPIP Executives, Comparable Executives were not all readily identifiable and the Compensation Committee determined that the most useful benchmark for each of the EVP, CFO and COO was an average of the second, third and fourth highest paid executives at the Comparator Companies. Using these benchmarks, each of the EVP, CFO and COO was compensated at a rate between the median and the 75th percentile for Total Direct Compensation, which is a result of Internal Equity and the Compensation Committee’s analysis of the long-term performance and experience of each of these individuals. The Potential Bonus for each of the EVP, COO and CFO was 75% of base salary.
     Following Mr. Carpenter’s appointment as CEO in June 2006, after consultation with the Compensation Consultants, Mr. Carpenter’s base salary was reevaluated and adjusted by the Compensation Committee in September 2006, effective as of the date of his appointment. The Compensation Committee also granted Mr. Carpenter additional Equity Compensation and raised his Potential Bonus to 100% of his base salary. Because Mr. Carpenter was new to the role of CEO, was promoted internally and did not also hold the office of Chairman of the Board, his Total Direct Compensation was set at the low end of the range of the Comparable Executives and at a lower level than that of Mr. Donahey.
     The Carpenter Severance Agreement imposes certain obligations on the Company upon the termination of Mr. Carpenter’s employment, including, if he is terminated without cause, the continuation of certain benefits for a period of 24 months and the payment of severance (in addition to his salary and any earned but unpaid bonus through the date of termination). Any such severance received by Mr. Carpenter would be conditioned upon Mr. Carpenter’s release of all claims against the Company and be paid in an amount equal to his then current base salary for a period of 24 months following the date of termination of his employment plus an amount equal to two times Mr. Carpenter’s bonus earned for the prior fiscal year, which bonus amount would be paid in equal amounts, ratably, over the 24-month period following the date of termination of his employment. “Cause” is defined as (a) a material breach of the terms of the agreement or repeated failure to perform his duties in a manner reasonably consistent with the criteria established or directions given by the Board of Directors, (b) any action constituting fraud, self-dealing, embezzlement, or dishonesty, or (c) conviction of a crime involving moral turpitude or any felony. In the event of a breach by Mr. Carpenter of any of the restrictive covenants contained in the Carpenter Severance Agreement, Mr. Carpenter would forfeit additional severance payments from the date of the breach. The Carpenter Agreement does not alter the payments and benefits due to Mr. Carpenter in the event of his termination following a change in control of the Company, which are governed by the Change in Control Plan.
Ms. Koford and Mr. Weiss
     The Compensation Committee set compensation for the NEO Division Presidents consistent with its evaluation of Internal Equity and Competitiveness. The NEO Division Presidents were compensated near the median of Comparable Executives for 2006 with regard to base salary and Total Cash Compensation was at the 50th percentile for Comparable Executives based on Total Direct Compensation. The NEO Division Presidents’ Potential Bonus was set at 50% of their respective base salaries. The Compensation Committee also reviewed the compensation of other Division Presidents within the Company and other senior executives in the same salary grade and Internal Equity dictated that those lateral senior executives be compensated similarly to the NEO Division Presidents.
Conclusion
     The Compensation Committee believes that its decisions with respect to compensation paid to the Named Executive Officers for 2006 are consistent with the Core Principles.

COMPENSATION OF EXECUTIVE OFFICERS
Executive Officers of the Company
     The following list identifies the name, age and position(s) of the executive officers of the Company:

Name	Age	Position
William F. Carpenter III	52	President and Chief Executive Officer
Michael J. Culotta	52	Chief Financial Officer
William M. Gracey	53	Chief Operating Officer
Paul D. Gilbert	40	Senior Vice President, General Counsel and Secretary; Corporate Governance Officer
Jess N. Judy	57	Division President
Robert N. Klein	46	Division President
Joné Law Koford	50	Division President
Thomas M. Weiss	52	Division President
Michael A. Wiechart	41	Division President
R. Scott Raplee	41	Senior Vice President, Operations Chief Financial Officer
Gary D. Willis	42	Senior Vice President and Chief Accounting Officer
     The term of each executive officer runs until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal. The following is a biographical summary of the experience of the executive officers of the Company who are not members of the Company’s Board of Directors:
     Michael J. Culotta has served as CFO of the Company since November 2001. Prior to joining the Company, Mr. Culotta served as a partner and healthcare area industry leader for the southeast area at Ernst & Young LLP. Mr. Culotta was affiliated with Ernst & Young LLP for over 24 years. Mr. Culotta is a director of Evolved Digital Systems, Inc., a provider of IT services to clients in the healthcare industry, and serves as lead director and as the chair of its audit committee.
     William M. Gracey has been Chief Operating Officer of the Company since February 2004. From May 11, 1999 until February 2004, Mr. Gracey was a Division President of the Company. From July 1998 until May 11, 1999, Mr. Gracey served as a division president of the America Group of HCA. Prior to that time, Mr. Gracey served in various operations positions with HCA. Mr. Gracey is the immediate past chairman of the Tennessee Hospital Association. Mr. Gracey is a member of the board of directors of BlueCross BlueShield of Tennessee and serves as the hospital representative for the State of Tennessee.
     Paul D. Gilbert has been the Senior Vice President and General Counsel, Corporate Secretary and Corporate Governance Officer of the Company since August 8, 2006. Prior to such time, Mr. Gilbert was a partner of the law firm of Waller Lansden Dortch & Davis, LLP from January 1, 1999 to August 6, 2006, where he advised investor owned and not-for-profit hospitals and health systems, psychiatric and behavioral health facilities and other healthcare facilities on a broad range of transactional, corporate governance and financing matters.
     Jess N. Judy has been a Division President of the Company since February 2006. From October 2003 to January 2006, Mr. Judy served as the president and chief executive officer of Austin Surgical Hospital in Austin, Texas. For seven years prior to that time, Mr. Judy served as senior vice president, Operations for Aveta Health, Inc. Prior to that time, Mr. Judy served in various operations positions with Heritage Health Systems, Inc., Community Cardiac Services, Inc. and HCA.
     Robert N. Klein has been a Division President of the Company since November 2005. From November 1997 to October 2005, Mr. Klein served as the chief executive officer for HCA’s Skyline Medical Center in Nashville, Tennessee and HCA’s Hendersonville Medical Center in Hendersonville, Tennessee. Prior to that time, Mr. Klein served in various other hospital executive positions with HCA and Baptist Medical Centers in Birmingham, Alabama.
     Joné Law Koford has been a Division President of the Company since September 2001. From May 2001 until August 2001, Ms. Koford served as Vice President of Development for the Company. Prior to that, Ms. Koford served in various operations positions with Altius Health Plans, Strategic Health Initiatives, Arcon Healthcare, Inc., HCA and HealthTrust, Inc. – The Hospital Company.

     Thomas M. Weiss has been a Division President of the Company since September 2003. From August 2001 to August 2003, Mr. Weiss served as the chief executive officer of the Company’s Lake Cumberland Regional Hospital in Somerset, Kentucky. For 10 years prior to that time, Mr. Weiss served as the chief executive officer of Crestwood Medical Center in Huntsville, Alabama.
     Michael A. Wiechart has been a Division President of the Company since March 2004. From May 1999 until February 2004, Mr. Wiechart served as a Division Chief Financial Officer of the Company. From 1998 to 1999, Mr. Wiechart served as vice president/operations controller of Province. Prior to that time, Mr. Wiechart served in various financial positions with HCA.
     R. Scott Raplee has been Senior Vice President, Operations Chief Financial Officer of the Company since March 2004. From May 1999 until February 2004, Mr. Raplee served as a Division Chief Financial Officer of the Company. Prior to that time, Mr. Raplee served in various financial positions with HCA.
     Gary D. Willis has served as Senior Vice President and Chief Accounting Officer of the Company since February 2006. From December 2002 to February 2006, Mr. Willis served as Vice President and Controller of the Company. From April 2002 to December 2002, Mr. Willis served as chief accounting officer of Central Parking Corporation, a company that owns, leases and manages parking facilities. From 1995 to March 2002, Mr. Willis held various positions, including chief accounting officer, with Gaylord Entertainment Company.
Summary Compensation Table
     Decisions on compensation for the Company’s executive officers are made by the Compensation Committee of the Board of Directors. No member of the Compensation Committee is a current or former employee or officer of the Company or any of its affiliates. The Compensation Committee is responsible for approving compensation arrangements for executive management of the Company, including the CEO, reviewing compensation plans relating to officers, approving equity-based compensation grants, reviewing other benefits under the Company’s employee benefit plans and reviewing generally the Company’s employee compensation policy.
     The table below sets forth the compensation of the CEO, the CFO, the three other most highly compensated executive officers and Mr. Donahey, our former Chairman, President and Chief Executive Officer who resigned on June 25, 2006. These individuals may be referred to in this Proxy Statement as the “Named Executive Officers.”

							Change in
							Pension
						Non-	Value and
						Equity	Nonqualified
						Incentive	Deferred
						Plan	Compen-
				Stock	Option	Compen-	sation	All Other
Name and Principal Position	Year(1)	Salary	Bonus(2)	Awards(3)	Awards(4)	sation(5)	Earnings	Compensation(6)	Total
William F. Carpenter III	2006	$598,558	$—	$834,603	$498,036	$525,250	$—	$7,065	$2,463,512
President and Chief Executive Officer

Michael J. Culotta	2006	490,385	—	783,539	455,427	358,125	—	8,785	2,096,261
Chief Financial Officer

William M. Gracey	2006	490,385	—	773,440	455,427	358,125	—	13,665	2,091,042
Chief Operating Officer

Joné Law Koford	2006	363,077	—	413,802	202,412	192,903	—	4,938	1,169,378
Division President

Thomas M. Weiss	2006	358,077	—	414,202	202,412	177,480	—	11,511	1,155,528
Division President

Kenneth C. Donahey	2006	410,577	—	(864,307)	200,919	—	—	1,914,247 (7)	1,661,436
Former Chairman, President and Chief Executive Officer

(1)	In accordance with SEC transition rules, this table reflects compensation to the Named Executive Officers only for the most recently completed fiscal year. Information for years prior to the most recently completed fiscal year presented under previous SEC rules is available in the Company’s previous filings, which can be obtained from the SEC’s website at www.sec.gov.

(2)	Reflects discretionary bonuses granted under the EPIP and the Bonus Plan. No such bonuses were paid in 2006.

(3)	Reflects the fair value for restricted stock awards granted under the LTIP and the fair value relating to the incremental value of restricted Common Stock acquired pursuant to the MSPP received on the share purchase date, in accordance with FAS 123R, as follows:

		Restricted Common
	Restricted Stock Awards	Stock Acquired under
Name	Granted under the LTIP	the MSPP	Total Stock Awards
William F. Carpenter III	$834,603	$––	$834,603
Michael J. Culotta	773,029	10,510	783,539
William M. Gracey	773,029	411	773,440
Joné L. Koford	406,048	7,754	413,802
Thomas M. Weiss	406,048	8,154	414,202
Kenneth C. Donahey	(864,307)	––	(864,307)

The assumptions used in calculating the accrued values are set forth in Note 7 to the Company’s financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

(4)	Reflects the fair value for stock option awards granted under the LTIP in accordance with FAS 123R. The assumptions used in calculating the accrued values are set forth in Note 7 to the Company’s financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

(5)	Reflects cash awards earned during 2006 under the EPIP and the Bonus Plan.

(6)	Details of the amounts reported as All Other Compensation are as follows:

	Life	Long-term	Opting out	Retirement	Personal Use	Total All
	Insurance	Disability	of the	Plan	of Company	Other
Name	Premiums	Insurance	Dental Plan	Contribution	Aircraft*	Compensation
William F. Carpenter III	$951	$2,060	$—	$4,054	$—	$7,065
Michael J. Culotta	951	—	—	7,834	—	8,785
William M. Gracey	951	2,060	—	10,654	—	13,665
Joné L. Koford	751	2,060	—	2,127	—	4,938
Thomas M. Weiss	738	2,060	—	8,713	—	11,511
Kenneth C. Donahey	820	1,030	28	10,755	3,922	16,555

*	The Company reports use of the corporate aircraft by the Named Executive Officers as a perquisite or other personal benefit only if it is not “integrally and directly related” to the performance of the executive’s duties. While the Company maintains an aircraft, the Named Executive Officers are not generally entitled to use the aircraft for personal travel. SEC rules require the Company to report any such use as compensation in an amount equal to the Company’s aggregate incremental cost. On certain occasions, immediate family members accompanied Named Executive Officers on the Company aircraft for trips that were integrally and directly related to the performance of the executive’s duties. Because these immediate family members used unoccupied space on flights that were already scheduled for business purposes, the Company did not recognize any incremental cost in connection with such use and, therefore, does not report any compensation related to the flights. The amount reported for Mr. Donahey relates to a one-way flight involving Mr. Donahey and an immediate family member, which includes a portion of a subsequent flight with no passengers, that was not integrally and directly related to Mr. Donahey’s duties. The incremental cost of this use of the corporate aircraft is calculated by multiplying the aircraft’s hourly variable operating cost for the Company in 2006 times the trip’s flight time. Variable operating costs include the following: aircraft fuel and oil; repairs and maintenance; parking and landing fees; hangar rental costs; permit fees; insurance; crew expenses; supplies; and depreciation of the aircraft.

(7)	Includes $1,750,000 that was paid during 2006 pursuant to a Separation Agreement and $147,692 with respect to accrued paid time off in connection with Mr. Donahey’s termination of employment.
     As discussed in the section entitled “COMPENSATION DISCUSSION AND ANALYSIS,” the Compensation Committee allocates compensation to the Named Executive Officers both as to specific components (for example, base salary, bonus and equity awards) and as to total compensation. While considering each component of compensation, the Compensation Committee is relatively more focused on each Named Executive Officer’s total compensation, rather than the individual components that make up an executive’s total compensation.

Executive Severance and Restrictive Covenant Agreement with Mr. Carpenter
     On December 11, 2006, LifePoint CSGP, LLC, a wholly-owned subsidiary of the Company, entered into the Carpenter Severance Agreement with William F. Carpenter III, the Company’s CEO. In the event that Mr. Carpenter is terminated by LifePoint CSGP (other than pursuant to a change in control as discussed below), the Carpenter Severance Agreement specifies the respective rights and obligations of LifePoint CSGP and Mr. Carpenter.
     Pursuant to the Carpenter Severance Agreement, Mr. Carpenter continues to be employed at will and receives compensation in an amount determined by the Board of Directors or a committee thereof. The Carpenter Severance Agreement includes provisions that prohibit Mr. Carpenter from competing with or soliciting employees or consultants of the Company and its affiliates during his employment period and for a period of 24 months thereafter or disclosing confidential information of the Company and its affiliates. The Carpenter Severance Agreement imposes certain obligations on the Company upon the termination of Mr. Carpenter’s employment, including, if he is terminated without cause, the continuation of certain benefits for a period of 24 months and the payment of severance (in addition to his salary and any earned but unpaid bonus through the date of termination). Any such severance received by Mr. Carpenter would be conditioned upon Mr. Carpenter’s release of all claims against the Company and be paid in an amount equal to his then current base salary for a period of 24 months following the date of termination of his employment plus an amount equal to two times Mr. Carpenter’s bonus earned for the prior fiscal year, which bonus amount would be paid in equal amounts, ratably, over the 24-month period following the date of termination of his employment. “Cause” is defined as (a) a material breach of the terms of the agreement or repeated failure to perform his duties in a manner reasonably consistent with the criteria established or directions given by the Board of Directors, (b) any action constituting fraud, self-dealing, embezzlement, or dishonesty, or (c) conviction of a crime involving moral turpitude or any felony. In the event of a breach by Mr. Carpenter of any of the restrictive covenants contained in the Carpenter Severance Agreement, Mr. Carpenter would forfeit additional severance payments from the date of the breach. The Carpenter Agreement does not alter the payments and benefits due to Mr. Carpenter in the event of his termination following a change in control of the Company, which are governed by the Change in Control Plan.
Separation Agreement with Kenneth C. Donahey
     Effective June 25, 2006, the Company entered into a separation agreement with Kenneth C. Donahey, who had served as the Company’s Chairman, President and Chief Executive Officer (the “Separation Agreement”). The Separation Agreement terminated the employment agreement between the Company and Mr. Donahey, effective June 25, 2001, as amended and restated effective as of December 31, 2004 (the “Donahey Employment Agreement”). Mr. Donahey is entitled to receive $3.5 million in two equal installments, one of which was paid December 27, 2006 and the second of which is due June 26, 2007. The Company also agreed to indemnify Mr. Donahey for any excise taxes which may be imposed in connection with such payments. The Company does not expect that any such excise taxes will be imposed. The confidentiality provisions of the Donahey Employment Agreement remain in effect for 36 months. During that period, Mr. Donahey may exercise his vested stock options. For a period of two years, he will receive insurance benefits comparable to those available to Company executives. The Separation Agreement also provided for a mutual release of claims, except for any indemnity claims to which Mr. Donahey may be entitled and for breaches of the Separation Agreement. Mr. Donahey agreed not to compete with the Company for a period of one year in non-urban hospitals, diagnostic/imaging or surgery centers, and the physician recruitment business, subject to certain limitations, and he agreed not to induce or encourage the departure of Company employees for a period of one year.

Grants of Plan-Based Awards
     Certain information concerning each grant of an award made to a Named Executive Officer during 2006 is set forth in the table below.

								All Other	All Other
								Stock	Option		Grant
								Awards:	Awards:	Exercise	Date Fair
		Possible Future Payouts Under						Number of	Number of	or Base	Value of
		Non-Equity Incentive Plan			Estimated Future Payouts Under			Shares of	Securities	Price of	Stock and
		Awards(1)			Equity Incentive Plan Awards(2)			Stock or	Underlying	Option	Option
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Units(3)	Options	Awards(4)	Awards(5)
William F. Carpenter III	02/22/2006	$16,500	$550,000	$749,375	—	—	—	—	—	$—	$—
President and Chief	02/22/2006				—	22,500	—	—	—	—	734,175
Executive Officer	02/22/2006				—	—	—	—	45,000	33.02	557,577
	09/18/2006				—	18,000	—	—	—	—	631,340
	09/18/2006				—	—	—	—	35,000	36.22	451,210
Michael J. Culotta	02/22/2006	11,250	375,000	510,938	—	—	—	—	—	—	—
Chief Financial Officer	02/22/2006				—	22,500	—	—	—	—	734,175
	02/22/2006				—	—	—	—	45,000	33.02	557,577
	07/01/2006				—	—	—	2,190	—	—	48,388
William M. Gracey	02/22/2006	11,250	375,000	510,938	—	—	—	—	—	—	—
Chief Operating Officer	02/22/2006				—	22,500	—	—	—	—	734,175
	02/22/2006				—	—	—	—	45,000	33.02	557,577
	07/01/2006				—	—	—	301	—	—	9,671
Joné Law Koford	02/22/2006	2,738	182,500	249,797	—	—	—	—	—	—	—
Division President	02/22/2006				—	—	—	10,000	—	—	326,300
	02/22/2006				—	—	—	—	20,000	33.02	247,812
	07/01/2006				—	—	—	755	—	—	24,258
Thomas M. Weiss	02/22/2006	2,700	180,000	246,375	—	—	—	—	—	—	—
Division President	02/22/2006				—	—	—	10,000	—	—	326,300
	02/22/2006				—	—	—	—	20,000	33.02	247,812
	07/01/2006				—	—	—	1,116	—	—	35,857
Kenneth C. Donahey	02/22/2006	24,000	800,000	1,090,000	—	—	—	—	—	—	—
Former Chairman,	02/22/2006				—	50,000	—	—	—	—	1,631,500
President and Chief	02/22/2006				—	—	—	—	100,000	33.02	1,239,060
Executive Officer

(1)	Reflects cash bonus awards granted under the EPIP or the Bonus Plan, as applicable, where receipt is contingent upon the achievement of certain performance goals. Threshold amount is equal to 3.0% of target amount for Messrs. Carpenter, Culotta, Gracey and Donahey and 1.5% of target amount for Ms. Koford and Mr. Weiss. Maximum amount is equal to 136.25% of target amount for Messrs. Carpenter, Culotta, Gracey and Donahey and 136.875% of target amount for Ms. Koford and Mr. Weiss. For more information about the cash bonus awards and performance goals for the Named Executive Officers, please refer to the section above entitled “COMPENSATION DISCUSSION AND ANALYSIS.”

(2)	Reflects restricted stock awards granted under the EPIP where vesting is contingent upon the achievement of certain performance goals. For more information about the vesting criteria, please refer to the section above entitled “COMPENSATION DISCUSSION AND ANALYSIS.”

(3)	Reflects restricted stock awards granted under the LTIP and shares acquired under the MSPP, except for Mr. Culotta, whose total also reflects 684 shares acquired under the ESPP, which had no grant date fair value. The amounts paid for shares acquired under the MSPP were as follows:

Name	Amount Paid
William F. Carpenter III	$—
Michael J. Culotta	36,064
William M. Gracey	7,208
Joné L. Koford	18,080
Thomas M. Weiss	26,725
Kenneth C. Donahey	—

(4)	Reflects the fair market value of a share of Common Stock, as set forth in the LTIP, as the closing sales price of the Common Stock on the trading day immediately preceding the date of grant.

(5)	Reflects the aggregate FAS 123R value of all awards made in 2006. Such amounts are not apportioned over the service or vesting period, as opposed to the presentation in the Summary Compensation Table.

Outstanding Equity Awards at Fiscal Year-End
     Certain information concerning unexercised options, stock that has not vested and equity incentive plan awards for each Named Executive Officer outstanding as of the end of the 2006 fiscal year is set forth in the table below.

	Option Awards						Stock Awards
											Equity
				Equity						Equity	Incentive Plan
				Incentive						Incentive Plan	Awards:
				Plan						Awards:	Market or
				Awards:						Number of	Payout Value
				Number of			Number of			Unearned	of Unearned
				Securities			Shares or		Market Value	Shares, Units	Shares, Units
	Number of			Underlying			Units of		of Shares or	or Other	or Other
	Securities Underlying			Unexercised	Option	Option	Stock That		Units of Stock	Rights That	Rights That
	Unexercised Options			Unearned	Exercise	Expiration	Have Not		That Have	Have Not	Have Not
Name	Exercisable	Unexercisable		Options	Price	Date	Vested		Not Vested	Vested	Vested
William F. Carpenter III	18,750	—		—	$9.75	05/21/2009	18,000	(4)	$606,600	—	$—
President and Chief	36,250	—		—	10.00	06/01/2009	36,000	(5)	1,213,200	—	—
Executive Officer	227,756	—		—	10.81	06/07/2009	22,500	(6)	758,250	—	—
	40,000	—		—	37.13	02/09/2011	18,000	(6)	606,600	—	—
	40,000	—		—	36.51	02/25/2012	—		—	—	—
	50,000	—		—	21.05	02/24/2013	—		—	—	—
	40,000	—		—	33.17	02/20/2014	—		—	—	—
	15,000	30,000	(1)	—	42.60	04/22/2015	—		—	—	—
	—	45,000	(2)	—	33.02	02/22/2016	—		—	—	—
	—	35,000	(3)	—	36.22	09/28/2016	—		—	—	—
Michael J. Culotta	150,000	—		—	31.44	12/12/2011	18,000	(4)	606,600	—	—
Chief Financial Officer	50,000	—		—	36.51	02/25/2012	36,000	(5)	1,213,200	—	—
	50,000	—		—	21.05	02/24/2013	22,500	(6)	758,250	—	—
	50,000	—		—	33.17	02/20/2014	1,044	(7)	35,183	—	—
	15,000	30,000	(1)	—	42.60	04/22/2015	1,050	(8)	35,385	—	—
	—	45,000	(2)	—	33.02	02/22/2016	1,506	(9)	50,752	—	—
William M. Gracey	18,750	—		—	9.75	05/21/2009	18,000	(4)	606,600	—	—
Chief Operating Officer	18,750	—		—	10.00	06/01/2009	36,000	(5)	1,213,200	—	—
	87,378	—		—	10.81	06/07/2009	22,500	(6)	758,250	—	—
	40,000	—		—	37.13	02/09/2011	301	(9)	10,144	—	—
	40,000	—		—	36.51	02/25/2012	—		—	—	—
	50,000	—		—	21.05	02/24/2013	—		—	—	—
	50,000	—		—	33.17	02/20/2014	—		—	—	—
	15,000	30,000	(1)	—	42.60	04/22/2015	—		—	—	—
	—	45,000	(2)	—	33.02	02/22/2016	—		—	—	—
Joné Law Koford	70,000	—		—	46.19	08/28/2011	10,000	(4)	337,000	—	—
Division President	6,667	13,333	(1)	—	42.60	04/22/2015	20,000	(6)	674,000	—	—
	—	20,000	(2)	—	33.02	02/22/2016	10,000	(6)	337,000	—	—
	—	—		—	—	—	832	(7)	28,038	—	—
	—	—		—	—	—	828	(8)	27,904	—	—
	—	—		—	—	—	755	(9)	25,444	—	—
Thomas M. Weiss	40,000	—		—	46.19	08/28/2011	10,000	(4)	337,000	—	—
Division President	16,000	—		—	36.51	02/25/2012	20,000	(5)	674,000	—	—
	20,000	—		—	21.05	02/24/2013	10,000	(6)	337,000	—	—
	40,000	—		—	27.46	08/25/2013	821	(7)	27,668	—	—
	25,000	—		—	33.17	02/20/2014	816	(8)	27,499	—	—
	6,667	13,333	(1)	—	42.60	04/22/2015	1,116	(9)	37,609	—	—
	—	20,000	(2)	—	33.02	02/22/2016	—		—	—	—
Kenneth C. Donahey	37,500	—		—	9.75	05/21/2009	—		—	—	—
Former Chairman,	37,500	—		—	10.00	06/01/2009	—		—	—	—
President and Chief	134,756	—		—	10.81	06/07/2009	—		—	—	—
Executive Officer	45,000	—		—	37.13	06/25/2009	—		—	—	—
	100,000	—		—	46.19	06/25/2009	—		—	—	—
	125,000	—		—	36.51	06/25/2009	—		—	—	—
	150,000	—		—	21.05	06/25/2009	—		—	—	—
	75,000	—		—	33.17	06/25/2009	—		—	—	—
	33,334	—		—	42.60	06/25/2009	—		—	—	—

(1)	These options become exercisable in three equal installments on April 22, 2006, April 22, 2007 and April 22, 2008.

(2)	These options become exercisable in three equal installments on February 22, 2007, February 22, 2008 and February 22, 2009.

(3)	These options become exercisable in three equal installments on September 28, 2007, September 28, 2008 and September 28, 2009.

(4)	These annual restricted stock award shares are subject to forfeiture in their entirety unless the executive continues to be employed by the Company on April 22, 2008, at which time the shares will become fully vested.

(5)	This one-time, special grant of restricted stock awards vests in three equal installments on April 22, 2008, April 22, 2009 and April 22, 2010. With respect to the special restricted stock awarded to Messrs. Culotta, Carpenter and Gracey, the vesting of the restricted shares also required the realization of certain predetermined performance criteria which were met in 2005.

(6)	The vesting of the restricted stock awards granted to the executives was subject to the achievement of certain predetermined performance criteria, in addition to the requirement of continued service as an employee through December 31, 2008, which were met in 2006.

(7)	These shares of restricted stock purchased pursuant to the MSPP become unrestricted on July 1, 2008.

(8)	These shares of restricted stock purchased pursuant to the MSPP become unrestricted on January 1, 2009.

(9)	These shares of restricted stock purchased pursuant to the MSPP become unrestricted on July 1, 2009.
Option Exercises and Stock Vested
     Certain information concerning each exercise of stock options and each vesting of stock, including restricted stock, during 2006 for each Named Executive Officer on an aggregated basis is set forth in the table below.

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired	Value Realized	Acquired	Value Realized
Name	on Exercise	on Exercise	on Vesting	on Vesting
William F. Carpenter III	—	$—	—	$—
President and Chief Executive Officer
Michael J. Culotta	—	—	—	—
Chief Financial Officer
William M. Gracey	735	23,306 (1)	—	—
Chief Operating Officer
Joné Law Koford	—	—	—	—
Division President
Thomas M. Weiss	—	—	—	—
Division President
Kenneth C. Donahey	—	—	—	—
Former Chairman, President and Chief Executive Officer

(1)	On January 25, 2006, Mr. Gracey exercised options to purchase 394 shares of Common Stock and held such shares. Based on the closing price of $30.48 on that date, the intrinsic value realized by Mr. Gracey was $12,009. On December 15, 2006, Mr. Gracey exercised options to purchase 289 shares of Common Stock and held such shares, and Mr. Gracey’s wife exercised options to purchase 52 shares of Common Stock and held such shares. Based on the closing price of $33.13 on that date, the intrinsic value realized by Mr. Gracey was $9,575 and the intrinsic value realized by Mr. Gracey’s wife was $1,722. Mr. Gracey disclaims beneficial ownership of the shares of Common Stock held by his wife.
Potential Payments upon Termination or Change-in-Control
     The Company has entered into certain agreements and maintains certain plans that will require the Company to provide compensation to Named Executive Officers in the event of a termination of employment or a change in control of the Company. The amount of compensation payable to each Named Executive Officer if each situation occurred on December 31, 2006 is listed in the tables below.

Mr. Carpenter

					Termination
			Involuntary	Involuntary	Related to
Executive Benefits and Payments upon			Termination	Termination	Change in		Death or
Termination	Retirement		without Cause	for Cause	Control		Disability
Cash Payments	$525,250	(1)	$2,438,624 (2)	$—	$4,350,000	(3)	$—
Stock Options (unvested)	—		—	—	380,934	(4)	—
Restricted Stock (unvested)	—		—	—	1,173,674	(5)	—
Insurance Benefits	—		26,466 (6)	—	13,233	(7)	—
Excise Tax Gross-up	—		—	—	2,196,856	(8)	—

(1)	Reflects the earned but unpaid target cash bonus amount payable upon any voluntary separation of employment by Mr. Carpenter, in accordance with the Carpenter Severance Agreement.

(2)	Reflects a severance payment of Mr. Carpenter’s base salary as of December 31, 2006 for 24 months after termination plus an amount equal to two times the last bonus payment made to Mr. Carpenter the prior fiscal year in accordance with the Carpenter Severance Agreement. The severance payment to Mr. Carpenter is payable in several installments.

(3)	Reflects a severance payment of three times the sum of (a) the rate of Mr. Carpenter’s normal annual compensation, which rate shall not be less than the highest rate in effect during the six-month period immediately prior to the change in control, plus (b) Mr. Carpenter’s target cash bonus amount, in accordance with the Change in Control Plan.

(4)	Reflects the intrinsic value of the shares of Common Stock underlying outstanding, unexercised stock options, which become exercisable in accordance with the LTIP in the event either (a) a surviving or acquiring entity does not assume such stock options or substitute similar awards for such stock options or (b) a surviving or acquiring entity assumes such stock options or substitutes such stock options with similar awards but Mr. Carpenter’s employment is terminated without cause or for good reason, as set forth in the LTIP.

(5)	Reflects the intrinsic value of the outstanding, unvested restricted shares of Common Stock, which become vested in accordance with the LTIP in the event either (a) a surviving or acquiring entity does not assume such restricted shares or substitute similar awards for such restricted shares or (b) a surviving or acquiring entity assumes such restricted shares or substitutes such restricted shares with similar awards but Mr. Carpenter’s employment is terminated without cause or for good reason, as set forth in the LTIP.

(6)	Reflects the premiums for medical, dental and life insurance benefits for a 24-month period in accordance with the Carpenter Severance Agreement.

(7)	Reflects the premiums for medical, dental and life insurance benefits for a 12-month period in accordance with the Change in Control Plan.

(8)	Reflects a payment of all excise taxes imposed under Section 4999 of the Code and any income and excise taxes that are payable as a result of any reimbursements for Section 4999 excise taxes in accordance with the Carpenter Severance Agreement. This calculation assumes maximum federal and state income and Medicare tax rates and is based on a five-year average of earnings reported on Form W-2 for the tax years 2001 through 2005. The Company does not expect that any such excise taxes will be imposed.
Mr. Culotta

				Termination
		Involuntary	Involuntary	Related to
Executive Benefits and Payments upon		Termination	Termination	Change in		Death or
Termination	Retirement	without Cause	for Cause	Control		Disability
Cash Payments	$—	$—	$—	$2,625,000	(1)	$—
Stock Options (unvested)	—	—	—	205,800	(2)	—
Restricted Stock (unvested)	—	—	—	934,463	(3)	—
Insurance Benefits	—	—	—	11,172	(4)	—
Excise Tax Gross-up	—	—	—	1,311,167	(5)	—

Mr. Gracey

				Termination
		Involuntary	Involuntary	Related to
Executive Benefits and Payments upon		Termination	Termination	Change in		Death or
Termination	Retirement	without Cause	for Cause	Control		Disability
Cash Payments	$—	$—	$—	$2,625,000	(1)	$—
Stock Options (unvested)	—	—	—	205,800	(2)	—
Restricted Stock (unvested)	—	—	—	894,845	(3)	—
Insurance Benefits	—	—	—	13,233	(4)	—
Excise Tax Gross-up	—	—	—	1,166,997	(5)	—
Ms. Koford

				Termination
		Involuntary	Involuntary	Related to
Executive Benefits and Payments upon		Termination	Termination	Change in		Death or
Termination	Retirement	without Cause	for Cause	Control		Disability
Cash Payments	$—	$—	$—	$1,642,500	(1)	$—
Stock Options (unvested)	—	—	—	91,647	(2)	—
Restricted Stock (unvested)	—	—	—	492,197	(3)	—
Insurance Benefits	—	—	—	13,011	(4)	—
Excise Tax Gross-up	—	—	—	766,256	(5)	—
Mr. Weiss

				Termination
		Involuntary	Involuntary	Related to
Executive Benefits and Payments upon		Termination	Termination	Change in		Death or
Termination	Retirement	without Cause	for Cause	Control		Disability
Cash Payments	$—	$—	$—	$1,620,000	(1)	$—
Stock Options (unvested)	—	—	—	91,647	(2)	—
Restricted Stock (unvested)	—	—	—	497,290	(3)	—
Insurance Benefits	—	—	—	12,996	(4)	—
Excise Tax Gross-up	—	—	—	758,118	(5)	—

(1)	Reflects a severance payment of three times the sum of (a) the rate of the executive’s normal annual compensation, which rate shall not be less than the highest rate in effect during the six-month period immediately prior to the change in control, plus (b) the executive’s target cash bonus amount, in accordance with the Change in Control Plan.

(2)	Reflects the intrinsic value of the shares of Common Stock underlying outstanding, unexercised stock options, which become exercisable in accordance with the LTIP in the event either (a) a surviving or acquiring entity does not assume such stock options or substitute similar awards for such stock options or (b) a surviving or acquiring entity assumes such stock options or substitutes such stock options with similar awards but the executive’s employment is terminated without cause or for good reason, as set forth in the LTIP.

(3)	Reflects the intrinsic value of the outstanding, unvested restricted shares of Common Stock, which become vested in accordance with the (i) LTIP in the event either (a) a surviving or acquiring entity does not assume such restricted shares or substitute similar awards for such restricted shares or (b) a surviving or acquiring entity assumes such restricted shares or substitutes such restricted shares with similar awards but the executive’s employment is terminated without cause or for good reason, as set forth in the LTIP, and (ii) MSPP.

(4)	Reflects the premiums for medical, dental and life insurance benefits for a 12-month period in accordance with the Change in Control Plan.

(5)	Reflects a payment of all excise taxes imposed under Section 4999 of the Code and any income and excise taxes that are payable as a result of any reimbursements for Section 4999 excise taxes in accordance with the Change in Control Plan. This calculation assumes maximum federal and state income and Medicare tax rates and is based on a five-year average of earnings reported on Form W-2 for the tax years 2001 through 2005. The Company does not expect that any such excise taxes will be imposed.

Mr. Donahey(1)

Termination
		Involuntary	Involuntary	Related to
Executive Benefits and Payments upon		Termination	Termination	Change in	Death or
Termination	Retirement	without Cause	for Cause	Control	Disability
Cash Payments	$—	$—	$—	$—	$—
Stock Options (unvested)	—	—	—	—	—
Restricted Stock (unvested)	—	—	—	—	—
Insurance Benefits	—	—	—	—	—
Excise Tax Gross-up	—	—	—	—	—

(1)	Effective June 25, 2006, the Company entered into the Separation Agreement with Mr. Donahey, pursuant to which he has and will receive certain severance payments and benefits. He was not an employee of the Company as of December 31, 2006 and, therefore, was not eligible to receive any additional payments or benefits.
Retirement and Termination Arrangements
     The Company maintains certain compensatory arrangements that are intended to provide payments to the Named Executive Officers upon their resignation or retirement. These include the Retirement Plan, which is a defined contribution retirement plan that is intended to be qualified under section 401(a) of the Code. Eligible employees may elect to contribute a portion of their compensation to the Retirement Plan and the Company provides certain matching and other contributions. The retirement benefit is based solely on the contributions to each employee’s account and the investment of those contributions in the Retirement Plan.
     Under the EPIP, upon the retirement of an EPIP Executive during a period when performance goals of an award are achieved, the award may be paid in full or may be prorated based on the number of full months which lapsed in the performance period as of the date of the retirement, at the sole and absolute discretion of the Compensation Committee. Upon the death or disability of an EPIP Executive, if the Company achieves the performance goals specified in an award, the EPIP Executive will be eligible to receive payments under the award. Such award may be paid in full or may be prorated based on the number of full months that have elapsed in the performance period as of the date of the death or disability, at the sole and absolute discretion of the Compensation Committee. If , however, the Company fails to achieve the performance goals, the Compensation Committee may in its discretion pay all or a portion of the award.
     Under the MSPP, if a Named Executive Officer’s employment is terminated either for “cause” by the Company or for any reason by the executive, the executive shall forfeit all right with respect to any restricted shares of Common Stock purchased under the MSPP, which shall automatically be considered to be cancelled, and shall only have an unfunded right to receive from the Company’s general assets a cash payment equal to the lesser of (1) the fair market value of such shares on the executive’s last day of employment or (2) the aggregate base salary foregone by the executive as a condition of receiving such shares. If a Named Executive Officer’s employment is terminated without “cause,” the executive shall have a funded right to receive the lesser of such cash payments, with the Compensation Committee to have the sole discretion as to which of such amounts shall be payable. Under the MSPP, upon retirement of a Named Executive Officer, the Compensation Committee shall determine, in its discretion, whether all outstanding restrictions with respect to shares of Common Stock purchased under the MSPP shall expire or whether the executive shall instead be treated as though the executive’s employment had been terminated by the Company without cause. Under the MSPP, “cause” generally means (1) the conviction of the executive of a felony under the laws of the United States or any state, whether or not appeal is taken, (2) the conviction of the executive for a violation of criminal law involving the Company and its business, (3) the willful misconduct of the executive, or the willful or continued failure by the executive (except on account of death or disability) to substantially perform his or her employment duties, which in either case has a material adverse effect on the Company, (4) the willful fraud or material dishonesty of the executive in connection with his performance of his employment duties, (5) the use of alcohol in a manner which in the opinion of the Company materially impairs the ability of the executive to effectively perform his employment duties, or the use, possession, or sale of, or impaired performance because, controlled substances or (6) sexual or other illegal harassment of a Company employee by the executive.
     The Carpenter Severance Agreement provides that if Mr. Carpenter is involuntarily terminated, except for cause or in certain other circumstances, he is entitled to receive a severance payment in the amount of his base salary for 24 months after termination plus an amount equal to two times his earned but unpaid target cash bonus amount awarded under the EPIP, which bonus amount would be paid in equal amounts, ratably, over the 24-month period following the date of termination of his employment. For more information about the Carpenter Severance Agreement, please refer to the section above entitled “EXECUTIVE COMPENSATION – Summary Compensation Table – Executive Severance and Restrictive Covenant Agreement with Mr. Carpenter.”
Change in Control Arrangements
     The Company maintains the Change in Control Plan for certain corporate employees, including the Named Executive Officers. The Change in Control Plan provides benefits to eligible corporate employees of the Company if (i) whose employment is terminated within 18 months of a change in control (a) the employee is terminated by the successor entity for any reason other than for “cause”, or (b) the employee terminates employment because the position offered by the successor is modified so that it is not “substantially equivalent” to the one held with the Company immediately prior to the change in control or (ii) the employee is not offered such a “substantially equivalent” position. Termination for “cause” means the employment was involuntarily terminated because the participant (1) is convicted of a crime of moral turpitude that adversely affects the reasonable business interests of the Company, (2) committed an act of fraud, embezzlement or material dishonesty against the Company or any of its affiliates, or (3) intentionally neglected the responsibilities of his or her employment and such neglect remains uncorrected for more than 30 days following written notice from the Company detailing the acts of neglect. In general, a “substantially equivalent” position is the same or better than the position to which it is being compared. Under these circumstances, the Named Executive Officers are entitled to receive a lump sum severance payment of three times the sum of the executive’s normal annual compensation, which rate shall not be less than the highest rate in effect during the six-month period immediately prior to the change in control, plus the target cash bonus amount which the executive would be eligible to receive in the year in which the change in control occurs, assuming all performance conditions were achieved. The Company will also provide each Named Executive Officer with participation in medical, life, disability and similar benefit plans that are offered to similarly situation employees of the Company, provided that the level of benefits will be substantially equivalent to the benefits provided immediately prior to the change in control. If these benefits are provided pursuant to continuation rights pursuant to Part 6 of Title I of the Employee Retirement Income Security Act of 1974, the Company will waive all premiums that would otherwise be due by the executive at the time of severance for 12 months. In addition, each participant is indemnified against excise taxes that are imposed on change in control payments under Section 4999 of the Code. Benefits under this plan are offset by any other payments that the participant is entitled to receive under any other agreement, plan or arrangement upon a change in control of the Company.
     The LTIP provides for full vesting of outstanding awards granted to employees, including those granted to Named Executive Officers, following a change in control to the extent the rights under such awards have not been previously forfeited. Full vesting will only occur if (1) the successor entity does not assume the awards or provide similar awards to replace the awards issued under the LTIP, or (2) employment is terminated within 18 months after the change in control by the successor entity without cause or by the employee because the position offered by the successor is not substantially equivalent to the one held with the Company immediately prior to the change in control.
     Under the EPIP, if a change in control occurs during a period when performance goals of an award are not achieved, the Compensation Committee, in its discretion, may authorize payment to an EPIP Executive of the target bonus amount, or a portion of such amount, that would be payable under an award. The payment of the awards will be made, at the discretion of the Compensation Committee, after the end of the performance period or the change in control.
     Under the MSPP, upon a change in control, restricted shares of Common Stock purchased under the MSPP become unrestricted.

COMPENSATION OF DIRECTORS
     Certain information concerning the compensation of directors for 2006 is set forth in the table below.

					Change in
					Pension
					Value and
					Non-qualified
	Fees Earned or			Non-Equity	Deferred
	Paid in	Stock	Option	Incentive Plan	Compensation	All Other
Name(1)	Cash(2)	Awards(3)	Awards	Compensation	Earnings	Compensation(4)	Total
Richard H. Evans	$78,750	$133,548	$—	$—	$—	$—	$212,298
DeWitt Ezell, Jr.	74,000	133,548	—	—	—	—	207,548
Michael P. Haley	72,500	232,948	—	—	—	—	306,948
Ricki Tigert Helfer	77,250	133,548	—	—	—	—	212,298
William V. Lapham	82,750	133,548	—	—	—	—	216,298
John E. Maupin, Jr.	70,500	133,548	—	—	—	—	204,048
Owen G. Shell, Jr.	194,000 (5)	133,548	—	—	—	—	327,548

(1)	Mr. Carpenter, the Company’s CEO, does not and Mr. Donahey, the Company’s former Chairman, President and Chief Executive Officer, did not receive compensation for serving as a member of the Board of Directors.

(2)	Includes deferred stock units granted under the Directors Plan in the following amounts: Mr. Ezell, $65,000; Ms. Helfer, $65,000; Mr. Maupin, $18,438; and Mr. Shell, $32,500. Under the Directors Plan, non-employee directors may elect to defer payment of all or any part of their directors’ fees. For each term of the Board of Directors (beginning on the date of an annual meeting of stockholders and ending on the date immediately preceding the next annual meeting of stockholders), a non-employee director may elect to receive, in lieu of all or any portion (in multiples of 25%) of his annual retainer payable for such term, a deferred stock unit award pursuant to the Directors Plan. Such an election shall be for the number of deferred stock units determined by dividing (a) the additional annual retainer amount that would have been payable to the non-employee director in cash in the absence of his stock election, by (b) the fair market value of a share of Common Stock on the date of grant.

(3)	Reflects the fair value for restricted stock awards granted under the Directors Plan, in accordance with FAS 123R. The assumptions used in calculating the accrued values are set forth in Note 7 to the Company’s financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. On July 1, 2005 and May 8, 2006, all directors received an annual grant of 3,500 shares of restricted stock. On April 22, 2005, Mr. Haley also received 7,000 shares of restricted stock granted under the Directors Plan upon his commencement of service as a director. The grant date fair value of these restricted stock awards, computed in accordance with FAS 123R and based on the Common Stock closing prices of $42.38 on April 22, 2005, $50.54 on July 1, 2005 and $33.03 on May 8, 2006, was as follows:

	Shares of	Grant Date Fair
Name	Restricted Stock	Value
Richard H. Evans	7,000	$292,495
DeWitt Ezell, Jr.	7,000	292,495
Michael P. Haley	14,000	589,155
Ricki Tigert Helfer	7,000	292,495
William V. Lapham	7,000	292,495
John E. Maupin, Jr.	7,000	292,495
Owen G. Shell, Jr.	7,000	292,495

(4)	The Company reports use of the corporate aircraft by the directors as a perquisite or other personal benefit only if it is not “integrally and directly related” to the performance of the director’s duties. While the Company maintains an aircraft, the directors are not generally entitled to use the aircraft for personal travel. SEC rules require the Company to report any such use as compensation in an amount equal to the Company’s aggregate incremental cost. On three occasions, a director’s spouse accompanied the director on the Company aircraft for trips that were integrally and directly related to the performance of the director’s duties. Because these immediate family members used unoccupied space on flights that were already scheduled for business purposes, the Company did not recognize any incremental cost in connection with such use and, therefore, does not report any compensation related to the flights.

(5)	During 2006, Mr. Shell received a one-time payment of $50,000 in consideration of his contributions during the transition period between CEOs. Effective June 26, 2006, Mr. Shell receives $125,000 annually for serving as the non-executive Chairman of the Board of Directors in addition to the annual cash retainer of $75,000 for serving as a director.
     On an annual basis, following the Annual Meeting, the Board of Directors, upon recommendation of the Compensation Committee, determines the compensation payable to non-employee members of the Board of Directors for the term beginning on the date of the prior year’s annual meeting of stockholders, and ending on the date immediately preceding the next annual meeting of stockholders. The Compensation Consultants provided the Compensation Committee with information on peer comparisons, including a methodology overview, total board compensation, board-only compensation and equity grants, committee service compensation and initial equity grants. The Consultants also reported on current trends in Board compensation, recent changes adopted at peer group companies and the assumptions used by the Consultants in determining the annual retainer amount.
     On May 9, 2006, the Board of Directors, upon recommendation of the Compensation Committee, approved a change in compensation payable to non-employee members of the Board of Directors for the term beginning on the date of the 2006 annual meeting of stockholders, and ending on the date immediately preceding the Annual Meeting. In making its recommendation, the Compensation Committee considered peer group information, trends in director compensation and the total number of meetings attended and also received the advice of the Consultants. This approach acknowledges that the role of a director is one of ongoing oversight and is not limited to activity during meetings.
     Prior to the May 9, 2006 action, the non-employee members of the Board of Directors had received compensation as approved by the Board of Directors on July 1, 2005. The Board of Directors had approved an annual retainer of $35,000 for outside directors who were neither officers nor employees of the Company. In addition, the outside directors received $1,500 for each Board meeting attended. Committee members received a fee of $1,000 for attendance at each committee meeting that was not held on the same day as a meeting of the Board of Directors; provided that the maximum amount payable to a committee member for attending committee meetings on any single day was $1,000 without regard to the number of committee meetings held on that day. The chair of each committee received an annual retainer in recognition of the additional duties involved in serving as the chair, with the Chair of the Audit and Compliance Committee receiving $5,000, the Chair of the Compensation Committee receiving $4,000 and the Chair of the Corporate Governance and Nominating Committee receiving $4,000.
     The compensation arrangements that the Board adopted during 2006 are as follows:
•	the annual cash retainer payable to non-employee directors will be $75,000 per year;

•	an additional annual cash retainer of $30,000 per year will be payable to a Lead Director, if one is appointed;

•	an additional annual cash retainer of $125,000 per year will be payable to the non-executive Chairman of the Board of Directors, if one is appointed;

•	an additional annual cash retainer of $10,000 per year will be payable to the Chair of the Audit and Compliance Committee;

•	an additional annual cash retainer of $5,000 per year payable to each of the Chairs of the Compensation Committee and the Corporate Governance and Nominating Committee; and

•	directors will not receive any fees for attending meetings of the Board of Directors or committees.
     Each of the foregoing annual fees is paid in four quarterly pro-rata installments. Directors are also reimbursed for expenses incurred relating to attendance at meetings.

     Also, on May 9, 2006, pursuant to the Directors Plan, the Board of Directors, upon recommendation of the Compensation Committee, approved the grant of 3,500 deferred restricted stock awards to each of the members of the Board of Directors who are not employees of the Company or any of its subsidiaries. This award will be fully vested and no longer subject to forfeiture upon the earliest of any of the following conditions to occur: (1) the date that is immediately prior to the date of the Annual Meeting; (2) the death or disability of the non-employee director; or (3) a “change in control” (as defined in the Directors Plan) of the Company. Generally, such shares will not be forfeited in their entirety if the individual continues to serve as a director of the Company on the day prior to the Annual Meeting. The non-employee director’s receipt of shares of Common Stock pursuant to the restricted stock award is deferred until the first business day following the earliest to occur of (1) the third anniversary of the date of grant, or (2) the date the non-employee director ceases to be a member of the Board of Directors. The Company granted these restricted stock awards pursuant to LifePoint Hospitals, Inc. Deferred Restricted Stock Award Agreements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The tables below set forth certain information as of December 31, 2006 (unless otherwise indicated) regarding beneficial ownership of Common Stock by (1) each director, nominee for director and Named Executive Officers of the Company who owns Common Stock, (2) all directors and executive officers as a group, and (3) each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock of the Company. As of December 31, 2006, there were 57,365,018 shares of Common Stock outstanding. Except as otherwise indicated, the beneficial owners listed below have sole voting and investment power with respect to all shares owned by them, except to the extent such power is shared by a spouse under applicable law.
Security Ownership of Certain Beneficial Owners as of December 31, 2006

	Amount and Nature of
Name and Address of Beneficial Owner	Beneficial Ownership		Percent of Class
FMR Corp.	4,780,139	(1)	8.33%
82 Devonshire Street Boston, MA 02109
T. Rowe Price Associates, Inc.	3,791,972	(2)	6.50
100 E. Pratt Street Baltimore, MD 21202
Shapiro Capital Management LLC	3,713,382	(3)	6.47
3060 Peachtree Road N.W., Suite 1555 Atlanta, GA 30305
Wellington Management Company, LLP	2,927,160	(4)	5.10
75 State Street Boston, MA 02109

(1)	As reported in the Schedule 13G filed on February 14, 2007 with the SEC, the beneficial owner claims to have sole voting power with respect to 194,399 shares of Common Stock and sole dispositive power with respect to 4,780,139 shares of Common Stock.

(2)	As reported in the Schedule 13G filed on February 13, 2007 with the SEC, the beneficial owner claims to have sole voting power with respect to 543,255 shares of Common Stock and sole dispositive power with respect to 3,791,972 shares of Common Stock.

(3)	As reported in the Schedule 13G filed on February 6, 2007 with the SEC, the beneficial owner claims to have sole voting power with respect to 3,390,755 shares of Common Stock, shared voting power with respect to 322,627 shares of Common Stock and sole dispositive power with respect to 3,713,382 shares of Common Stock.

(4)	As reported in the Schedule 13G filed on February 14, 2007 with the SEC, the beneficial owner claims to have shared voting power with respect to 2,526,790 shares of Common Stock and shared dispositive power with respect to 2,890,360 shares of Common Stock.
Security Ownership of Management and Directors as of December 31, 2006

	Amount and Nature of
Name of Beneficial Owner	Beneficial Ownership(1)		Percent of Class
Kenneth C. Donahey	927,500	(2)	1.61%
William F. Carpenter III	680,182	(2)	1.19
William M. Gracey	466,178	(2),(3)	*
Michael J. Culotta	445,463	(2)	*
Thomas M. Weiss	206,367	(2)	*
Joné Law Koford	126,479	(2)	*
DeWitt Ezell, Jr.	45,633	(4)	*
William V. Lapham	42,055	(4),(5)	*
John E. Maupin, Jr., D.D.S.	35,552	(4)	*
Ricki Tigert Helfer	30,630	(4)	*
Owen G. Shell, Jr.	23,381	(4)	*
Richard H. Evans	23,080	(4)	*
Michael P. Haley	14,583	(4),(6)	*
Directors and executive officers as a group (19 persons)	3,467,490		6.04%

*	Less than one percent.

(1)	In computing the number of shares beneficially owned by an individual and the percentage ownership of that individual, shares of Common Stock underlying options held by that individual that are currently exercisable, or will become exercisable within 60 days from December 31, 2006, are deemed outstanding. The total number of shares of Common Stock underlying options, pursuant to which such individuals have rights to acquire beneficial ownership of Common Stock within 60 days, is as follows:

Shares Underlying
Name	Options
Kenneth C. Donahey	738,090
William F. Carpenter III	482,756
William M. Gracey	334,878
Michael J. Culotta	330,000
Thomas M. Weiss	154,334
Joné Law Koford	83,334
DeWitt Ezell, Jr.	24,640
William V. Lapham	24,640
John E. Maupin, Jr., D.D.S.	24,640
Ricki Tigert Helfer	12,835
Richard H. Evans	11,500
Owen G. Shell, Jr.	11,000

(2)	The ownership given for each individual includes shares of Common Stock indirectly owned through the Retirement Plan as set forth in the table below. Share amounts are estimates based on unit accounting and based upon a December 31, 2006 value of $33.70 per share.

Shares Owned
Through
Name	Retirement Plan
William F. Carpenter III	1,378
Michael J. Culotta	3,112
Kenneth C. Donahey	3,500
William M. Gracey	2,762
Joné Law Koford	730
Thomas M. Weiss	1,607
The ownership for each individual also includes restricted stock awards granted in 2005 under the LTIP as set forth in the table below. Generally, these shares of restricted stock become unrestricted on April 22, 2008.

Shares of
Name	Restricted Stock
William F. Carpenter III	18,000
Michael J. Culotta	18,000
Kenneth C. Donahey	—
William M. Gracey	18,000
Joné Law Koford	10,000
Thomas M. Weiss	10,000
Further, the ownership for each individual includes restricted stock awards granted in 2005 under the LTIP as set forth in the table below. Generally, these shares of restricted stock become unrestricted in three equal installments on April 22, 2008, April 22, 2009 and April 22, 2010 and, with respect to Messrs. Carpenter, Culotta and Gracey, upon realization of certain predetermined performance criteria.

Shares of
Name	Restricted Stock
William F. Carpenter III	36,000
Michael J. Culotta	36,000
Kenneth C. Donahey	—
William M. Gracey	36,000
Joné Law Koford	20,000
Thomas M. Weiss	20,000
In addition, the ownership for each individual includes restricted stock awards granted in 2006 under the LTIP as set forth in the table below. Generally, these shares of restricted stock become unrestricted on February 22, 2009. With respect to

Messrs. Donahey, Culotta, Carpenter and Gracey, vesting is conditioned upon the individual’s continued employment with the Company on December 31, 2008 and upon realization of certain predetermined performance criteria.

Shares of
Name	Restricted Stock
William F. Carpenter III	22,500
Michael J. Culotta	22,500
Kenneth C. Donahey	––
William M. Gracey	22,500
Joné Law Koford	10,000
Thomas M. Weiss	10,000

(3)	The ownership for Mr. Gracey includes 111 shares of Common Stock owned by Mr. Gracey’s wife, as to which he disclaims beneficial ownership.

(4)	The ownership for each individual includes 3,500 restricted stock awards, granted under the Outside Directors Plan, payable in shares of Common Stock. Generally, these shares become unrestricted on July 1, 2008 and will be forfeited in their entirety unless the individual continues to serve as a director on such date.

The ownership for each individual also includes 3,500 restricted stock awards, granted under the Outside Directors Plan, payable in shares of Common Stock. Generally, these shares become unrestricted on May 7, 2007 with a deferred settlement date on the May 9, 2009. Generally, such shares will be forfeited in their entirety unless the individual continues to serve as a director on the day immediately prior to the 2007 Annual Meeting of Stockholders.

Further, the ownership for each individual includes deferred stock units, granted under the Outside Directors Plan, payable in shares of Common Stock as follows:

Deferred Stock
Name	Units
Richard H. Evans	1,080
DeWitt Ezell, Jr.	2,970
Ricki Tigert Helfer	7,295
John E. Maupin, Jr., D.D.S.	3,398
Owen G. Shell, Jr.	1,881

(5)	The ownership for Mr. Lapham includes 2,410 shares held by Mr. Lapham’s wife and 705 shares held by Mr. Lapham’s daughter, as to which he disclaims beneficial ownership.

(6)	The ownership for Mr. Haley includes 7,000 shares of restricted stock granted under the Outside Directors Plan. Generally, these shares will be forfeited in their entirety unless Mr. Haley continues to serve as a director of the company on April 22, 2008.

MATTERS TO BE VOTED ON
PROPOSAL 1: ELECTION OF DIRECTORS
     The Company’s Board of Directors consists of eight members, seven of whom are independent directors. The Certificate of Incorporation provides that the Board of Directors shall be divided into three classes of as nearly equal size as possible. Approximately one-third of the directors are elected each year. The Corporate Governance and Nominating Committee conducts an annual evaluation of the Board, its committees and the directors in order to evaluate their performance prior to recommending any nominees to the Board for additional terms as directors.
     Upon the recommendation of the Corporate Governance and Nominating Committee, which consists entirely of independent directors, the Board of Directors has nominated the two individuals named below under the caption “Nominees for Election” for election as directors to serve until the annual meeting of stockholders in 2010 or until their successors have been elected and qualified.
Nominees for Election
CLASS II DIRECTORS – TERM WILL EXPIRE IN 2010
DeWitt Ezell, Jr.
Age — 68
Director since May 1999
     DeWitt Ezell, Jr. served as state president of Tennessee for BellSouth Corporation, a communications services company, from January 1990 until his retirement on April 30, 1999. Prior to that time, Mr. Ezell served in various engineering, regulatory and public relations positions during his 37-year tenure with The Company Corporation. Mr. Ezell is the chairman of the board of BlueCross BlueShield of Tennessee, a non-profit health insurance company.
William V. Lapham
Age — 68
Director since May 1999
     William V. Lapham currently serves as Chair of the Company’s Audit and Compliance Committee. From 1962 until his retirement in 1998, Mr. Lapham was associated with Ernst & Young LLP and its predecessors, serving as a partner for the last 26 years of his tenure, and as a member of Ernst & Young’s International Council for eight years ending in December 1997. Mr. Lapham was a director of Renal Care Group, Inc., a publicly-traded kidney dialysis services company and was the chair of its audit and compliance committee until its acquisition by Fresenius Medical Care AG & Co. KGaA on March 31, 2006. Mr. Lapham is also a past director of Avado Brands, Inc., a proprietary brand management company, prior to its going private in May 2005 and was chair of its audit committee.
Continuing Directors
     The persons named below will continue to serve as directors until the annual meeting of stockholders in the year indicated or until their successors are elected and take office. Stockholders are not voting at this Annual Meeting on the election of Class III and Class I directors. The biographies below include the name, age and principal occupations of each continuing director and the year in which each was first elected to the Board of Directors.
CLASS III DIRECTORS – TERM WILL EXPIRE IN 2008
William F. Carpenter III
Age — 52
Director since June 2006
     William F. Carpenter III has served as CEO of the Company since his appointment on June 26, 2006. Prior to June 26, 2006, Mr. Carpenter served as Executive Vice President of the Company from February 2004 until his appointment as CEO. In addition, Mr. Carpenter served as General Counsel and Secretary of the Company since May 11, 1999 and Corporate Governance Officer since February 2003. From May 11, 1999 to February 2004, Mr. Carpenter served as Senior Vice President of the Company. From November 23, 1998 until May 11, 1999, Mr. Carpenter served as general counsel of the America Group of HCA. Mr. Carpenter was a member of the law firm of

Waller Lansden Dortch & Davis, LLP through December 31, 1998. Mr. Carpenter is a director of Psychiatric Solutions, Inc., a behavioral health services company and is chair of its corporate governance committee.
Richard H. Evans
Age — 62
Director since June 2000
     Richard H. Evans currently serves as the Chair of the Company’s Compensation Committee. Mr. Evans has been the chairman of Evans Holdings, LLC, a real estate investment and real estate services company, since April 1999. Prior to that time, Mr. Evans served as chief executive officer of Huizenga Sports, Entertainment Group, Madison Square Garden Corporation and Radio City Music Hall Productions, chief operating officer of Gaylord Entertainment Company and chief operating officer and corporate director of Florida Panther Holdings. Mr. Evans previously served as a member of the board of governors of the National Basketball Association, the National Hockey League, Major League Baseball and the National Football League.
Michael P. Haley
Age — 56
Director since April 2005
     Michael P. Haley has been a director of the Company since April 2005. Mr. Haley was a director of Province from February 2004 until the closing of the business combination with Province in April 2005. From January 1, 2005 to June 1, 2005, Mr. Haley served as chairman of MW Manufacturers, Inc., a producer and distributor of window and door products for the residential construction industry, and as senior vice president of sales and marketing for Ply Gem Industries, Inc., a manufacturer of residential exterior building products. From 2001 to January 1, 2005, Mr. Haley served as president and chief executive officer of MW Manufacturers, Inc. Prior to that time, Mr. Haley served in various management capacities with American of Martinsville, Inc, a manufacturer of commercial contract furniture and subsidiary of La-Z-Boy Incorporated, and with Loewenstein Furniture Group. Mr. Haley is a director of Ply Gem Industries, Inc., American National Bankshares, Inc., a publicly-traded bank holding company, and Stanley Furniture Company, a publicly-traded furniture manufacturer.
CLASS I DIRECTORS – TERM WILL EXPIRE IN 2009
Ricki Tigert Helfer
Age — 62
Director since May 1999
     Ricki Tigert Helfer currently serves as Chair of the Company’s Corporate Governance and Nominating Committee. Since June 1997, Ms. Helfer has been an independent consultant on financial regulatory issues and banking system reform in emerging market countries with Financial Regulation and Reform International. Prior to that time, Ms. Helfer held several positions including governor of the Philadelphia Stock Exchange and chairman of its audit committee, chairman of the board of directors and chief executive officer of the Federal Deposit Insurance Corporation, and partner in the law firm of Gibson, Dunn & Crutcher LLP. Ms. Helfer is a member of the board of directors of American Express Bank, a wholly owned subsidiary of the American Express Company. Ms. Helfer also serves as a member of the board of directors for the Citizens Committee for Children of New York City.
John E. Maupin, Jr., D.D.S.
Age — 60
Director since May 1999
     John E. Maupin, Jr., D.D.S. has served as the president of Morehouse School of Medicine since July 1, 2006. From July 1994 until June 2006, Dr. Maupin served as president of Meharry Medical College. Dr. Maupin currently serves on the National Committee on Foreign Medical Education Accreditation of the U.S. Department of Education. He also has served on the National Advisory Research Resources Council of the National Center for Research Resources, National Institutes of Health; National Advisory Dental Research Council of the National Institute of Dental and Craniofacial Research, National Institutes of Health; and the Board of Scientific Counselors of the National Center for Infectious Diseases, Centers for Disease Control and Prevention. Dr. Maupin is a director of HealthSouth Corporation, a publicly-traded provider of healthcare services, and serves as a director/trustee for the VALIC family of funds, a fund complex.

Owen G. Shell, Jr.
Age — 70
Director since December 2002
     Owen G. Shell, Jr. currently serves as the Company’s non-executive Chairman of the Board of Directors. Mr. Shell has over 40 years of executive management experience in the banking industry. He served as president of the Asset Management Group of Bank of America Corporation from November 1996 until his retirement in June 2001. From 1986 through 1996, Mr. Shell served as the president of Bank of America for the Tennessee region. Prior to that, Mr. Shell held several positions, including chairman, president and chief executive officer of First American National Bank in Nashville, Tennessee. Mr. Shell is a director of Central Parking Corporation, a publicly-traded company that owns, leases and manages parking facilities.
Your Board of Directors Recommends a Vote “FOR” Proposal 1

PROPOSAL 2: RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The Company’s Audit and Compliance Committee has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for 2007. Ernst & Young LLP has audited the Company’s financial statements since 1999 and is considered by management to be well qualified. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make any statement they consider appropriate and to respond to any appropriate stockholders’ questions at that time.
Required Vote
     Stockholder ratification of the Audit and Compliance Committee’s selection of Ernst & Young LLP as the Company’s independent registered public accounting firm is not required by the By-Laws or otherwise; however, the Board of Directors has elected to submit the selection of Ernst & Young LLP to the Company’s stockholders for ratification. The Company is seeking an affirmative vote of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote at the Annual Meeting, if a quorum is present, in order to ratify the selection of the independent registered public accounting firm. If the appointment of Ernst & Young LLP is not ratified by the stockholders, the selection of an independent registered public accounting firm will be determined by the Audit and Compliance Committee after careful consideration of any information submitted by the stockholders.
Your Board of Directors Recommends a Vote “FOR” Proposal 2

PROPOSAL 3: NON-BINDING STOCKHOLDER PROPOSAL REGARDING
DECLASSIFICATION OF THE COMPANY’S BOARD OF DIRECTORS
     The following non-binding stockholder proposal has been submitted on behalf of Accipiter Life Sciences Fund, LP whose address is 399 Park Avenue, 38th Floor, New York, New York 10022. The proponent has informed us that, as of December 6, 2006, it beneficially owned 53,198 shares of Common Stock. If the proponent, or a representative of the proponent who is qualified under Delaware law to present this proposal, is present and submits the proposal for a vote at the Annual Meeting, the proposal will be voted on by stockholders. Pursuant to federal securities regulations, the proposal and supporting statement are set forth exactly as submitted by the proponent. We are not responsible for the content of any of the material provided by the proponent. To ensure readers can easily distinguish between material provided by the proponent and material provided by the Company, the proponent’s proposal is contained in the box set forth below.

Stockholder Proposal
     RESOLVED, that the stockholders of Lifepoint Hospitals, Inc. request that the Board of Directors take the necessary steps to declassify the Board of Directors and to require that all directors stand for election annually.
Supporting Statement
     We believe the election of directors is the most powerful way that stockholders influence the strategic direction of a public company. Currently, the Board of Directors of LifePoint Hospitals, Inc. (“Lifepoint”) is divided into three classes serving staggered three-year terms. It is our belief that the classification of the Board of Directors is not in the best interests of LifePoint and its stockholders because it reduces accountability and is an unnecessary anti-takeover device. The elimination of the staggered board would require each director to stand for election annually. We believe that such annual accountability would serve to keep directors closely focused on the performance of top executives and on maximizing stockholder value. Concerns that the annual election of directors would have a destabilizing impact by leaving our company without experienced board members in the event that all incumbents are voted out are unfounded. In the unlikely event the owners should choose to replace the entire board, it would be obvious that the incumbent directors’ contributions were not valued.
     A classified board of directors protects the incumbency of the board of directors and current management, which in turn limits accountability to stockholders. It is our belief that Lifepoint’s corporate governance procedures and practices, and the level of management accountability they impose, are related to the financial performance of the company. We believe sound corporate governance practices, such as the annual election of directors, will impose the level of management accountability necessary to help insure that a good performance record continues over the long term.
     Increasingly, classified boards like Lifepoint’s have become unpopular in recent years. Institutional investors are calling for the end of this system. California’s Public Employees Retirement System, New York City pension funds, New York State pension funds and many others including the Council of Institutional Investors, and Institutional Shareholder Services, one of the most influential proxy evaluation services, support this position.
     During the past few years a majority of stockholders supported proposals asking their boards to repeal classified board structures at a number of respected companies.
     For a greater voice in the governance of Lifepoint and annual Board of Directors accountability we ask stockholders to vote YES on this proposal.
Statement in Opposition to Non-Binding Stockholder Proposal
     The Board of Directors is committed to the highest quality corporate governance and annually examines our corporate governance practices, including the structure and functioning of the Board of Directors and its committees, in light of the changing environment. The Board of Directors and its Corporate Governance and Nominating Committee, in consultation with outside counsel, have carefully considered this proposal and the arguments for and against a classified board. The Board of Directors recommends a vote “AGAINST” the proposal based on the following reasons:

Stability, Continuity and Experience
     The Company’s current structure is intended to provide and promote greater stability, continuity and knowledge of the Company’s business affairs and financial strategies. The classified board structure ensures that at any given time a majority of the directors have prior experience as directors of the Company and are familiar with the Company’s business strategies and operations. Experienced directors are a valuable resource and, with their knowledge about the Company’s business and affairs, are better positioned to make decisions that are in the best interests of the Company and its stockholders. The Board believes that a declassified Board, which would allow all directors to be replaced in a given year, could risk the loss of core knowledge of the Company, its business and its operations that has been gained by the members of the Board of Directors during their service to the Company and its stockholders. In addition, we believe that a classified board properly balances the dynamics of recruiting new directors with the need for continuity through experience on the board. The Board believes that longer terms will help attract more qualified candidates who are willing to commit the time and dedication necessary to understand the Company, its operations and its competitive environment.
Independence/Long-Term Focus
     The Board of Directors believes that the three-year terms afforded by a classified board enhance the Board’s ability to implement the Company’s long-term strategy and to focus on the Company’s long-term performance. Electing directors to three-year terms enhances the independence of non-management directors by providing them with a longer assured term of office, thereby better insulating them against potential pressure from management, other board members or special interest groups who may have an agenda contrary to the long-term interests of all stockholders. The freedom to focus on the long-term interests of the Company instead of on the renomination process leads to greater independence and better governance.
Accountability to Stockholders
     The current classified board structure does not compromise the directors’ accountability to our stockholders. Every director is required to uphold his or her fiduciary duties to the Company and our stockholders, regardless of whether the director serves a term of one year or three years. In addition, because approximately one-third of the Company’s directors must stand for election each year, the stockholders have an annual opportunity to express any dissatisfaction they may have with the Board of Directors by withholding votes from any director standing for election that year.
Protection Against Unfair and Abusive Takeover Tactics
     A classified board is intended to safeguard a company and its stockholders against the efforts of a third party intent on quickly taking control of, and not paying fair value for, the company’s business and assets. A classified board structure does not prevent unsolicited acquisition proposals or prevent a company from being acquired. The classified board structure reduces the threat of imminent removal and provides the Board with time and leverage to evaluate the adequacy and fairness of takeover proposals, to negotiate the best result for all stockholders and to weigh alternative methods of maximizing overall stockholder value.
Effect of Proposal
     Stockholders should be aware that approval of this proposal at the Annual Meeting is not binding and would not eliminate the Company’s classified board structure. Approval of this proposal will only advise our Board that a majority of our stockholders voting at the meeting favor a change and prefer that the Board take the necessary steps to declassify the Board of Directors. Under the laws of the state of Delaware, the change contemplated by the proposal would require an amendment to the Certificate of Incorporation which must first be approved by the Board of Directors, acting in accordance with its fiduciary duties, and then submitted to a vote of the stockholders at a subsequent meeting. Any such amendment would require the affirmative vote at a subsequent meeting of the holders of not less than eighty percent (80%) of the voting power of all shares of Common Stock entitled to vote generally in the election of directors.
Your Board of Directors Recommends a Vote “AGAINST” Proposal 3

GENERAL INFORMATION
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Exchange Act requires the Company’s executive officers, directors and persons who beneficially own more than ten percent (10%) of the Common Stock to file reports of ownership and changes in ownership with the SEC. Such executive officers, directors and beneficial owners are also required to furnish the Company with copies of all Section 16(a) reports they file. Based solely on a review of (1) the applicable filings, and any amendments thereto, made with the SEC and posted on its website and (2) written representations from the Company’s executive officers and directors, the Company believes that all reports were filed in a timely manner during 2006.
     All Section 16(a) reports are posted on the “Investor Information – SEC Filings” section of the Company’s website, www.lifepointhospitals.com, by the end of the business day after filing and remain accessible for at least 12 months.
Stockholder Nominations and Proposals for the 2008 Proxy Statement
     Stockholders who would like to recommend director nominees for consideration at the 2008 annual meeting of stockholders should notify the Corporate Secretary at LifePoint Hospitals, Inc., 103 Powell Court, Suite 200, Brentwood, Tennessee 37027. This notification must be received by the Company on or before the close of business on February 8, 2008 and must provide information about the nominee’s qualifications for Board membership and other information required by the By-Laws. If the stockholder desires for the Company to consider the director nominees for inclusion in the proxy statement for the 2008 annual meeting, however, the notification must be received by the Company by December 4, 2007.
     Any stockholder satisfying the SEC requirements and wishing to have a proposal considered for inclusion in the Company’s proxy materials for the 2008 annual meeting of stockholders should submit the proposal, along with proof of ownership of the Common Stock in accordance with Rule 14a-8(b)(2) promulgated under the Exchange Act, in writing and mailed to the Company at 103 Powell Court, Suite 200, Brentwood, Tennessee 37027, Attention: Corporate Secretary. The proposal must be received by December 4, 2007 for the Company to consider it for inclusion in the proxy statement for the 2008 annual meeting.
Other Business for Presentation at the 2008 Annual Meeting
     Any stockholder who wishes to present other business for the 2008 annual meeting of stockholders must notify the Corporate Secretary in writing of his or her intent. Under the By-Laws, proposals of business to be transacted by the stockholders (other than proposals submitted by or at the direction of the Board of Directors) at an annual meeting of stockholders may be made by any stockholder of record who is entitled to vote and who provides proper notice. In order for any such submission to be proper, the notice must contain certain information concerning the proposal as required by the By-Laws and must be delivered to the Company at 103 Powell Court, Suite 200, Brentwood, Tennessee 37027, Attention: Corporate Secretary, by February 8, 2008.
Other Available Information
     A copy of the Company’s 2006 Annual Report to Stockholders is enclosed. Upon the written request of any stockholder entitled to vote at the Annual Meeting, the Company will furnish, without charge, a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC. Such requests should be directed to LifePoint Hospitals, Inc., 103 Powell Court, Suite 200, Brentwood, Tennessee 37027, Attention: Investor Relations, (615) 372-8500. The Company’s 2006 Annual Report to Stockholders and Form 10-K for the year ended December 31, 2006 are also available on the “Investor Information – SEC Filings” section of the Company’s website at www.lifepointhospitals.com.The Company’s Annual Report to Stockholders and Form 10-K are not proxy soliciting materials.

     In addition, the Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC filings are also available to the public from commercial document retrieval services and at the Internet website maintained by the SEC at www.sec.gov. If you are a stockholder of the Company and would like to request any of the documents the Company has filed with the SEC, please request them in writing at 103 Powell Court, Suite 200, Brentwood, Tennessee 37027, Attention: Investor Relations. You can also obtain copies of these documents on the “Investor Information – SEC Filings” section of the Company’s website at www.lifepointhospitals.com.
By Order of the Board of Directors,
PAUL D. GILBERT
Senior Vice President, General Counsel and Secretary;
Corporate Governance Officer
Brentwood, Tennessee
Dated: April 2, 2007

LIFEPOINT HOSPITALS, INC.
ANNUAL MEETING OF STOCKHOLDERS
May 8, 2007
     The undersigned hereby authorizes and appoints William F. Carpenter III and Paul D. Gilbert, or either of them, with power of substitution, as proxies to vote all shares of Common Stock of LifePoint Hospitals, Inc. (the “Company”) owned by the undersigned at the Annual Meeting of Stockholders to be held at 511 Union Street, Suite 2700, Nashville, Tennessee 37219, at 3:00 p.m. local time on May 8, 2007, and any adjournment thereof, as indicated on the reverse side of this proxy card.
     This Proxy is solicited on behalf of the Company’s Board of Directors.
     This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. A vote against any of the proposals will not count as a vote for adjournment of the Annual Meeting.

Dated: ,2007

Signature of stockholder

Signature if held jointly

Please sign exactly as your name appears on this Proxy Card. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

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YOUR VOTE IS IMPORTANT!
If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope so that your shares may be represented at the Annual Meeting.

LIFEPOINT HOSPITALS, INC.	PROXY
This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. A vote against any of the proposals will not count as a vote for adjournment of the Annual Meeting. If no direction is made, this proxy will be voted FOR the election of directors, FOR ratification of the selection of the independent registered public accounting firm and AGAINST the non-binding stockholder proposal.
The Board of Directors recommends a vote FOR:
1.	Election of the two nominees listed as Class II directors of the Company: DeWitt Ezell, Jr. and William V. Lapham

☐	FOR all nominees (except as marked to the contrary below)	☐	WITHHOLD AUTHORITY to vote for all nominees listed

INSTRUCTION: To withhold authority to vote for an individual nominee, write his name in the space provided below:

2.	Ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for 2007.

☐ FOR	☐ AGAINST	☐ ABSTAIN
The Board of Directors recommends a vote AGAINST:
3.	The non-binding stockholder proposal regarding declassification of the Company’s Board of Directors.

☐ FOR	☐ AGAINST	☐ ABSTAIN
          In their discretion, the proxies named on the reverse side of this proxy card may vote upon such other matters as may properly come before the Annual Meeting or any adjournment thereof.
THIS PROXY MUST BE DATED AND SIGNED ON THE REVERSE SIDE

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VOTE 24 HOURS A DAY, 7 DAYS A WEEK
Your telephone or Internet vote must be received by 5:00 a.m. Central Time on May 8, 2007 to be counted.

Vote by Telephone 1-888-693-8683 Use any touch-tone phone to vote your proxy. Have your proxy card in hand when you call.	Vote by Internet www.cesvote.com Use the Internet to vote your proxy. Have your proxy card in hand when you call.	Vote by Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
If you vote by telephone or Internet, please do not send your proxy by mail.